As filed with the Securities and Exchange Commission on October 30, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROSPER MARKETPLACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	6199	73-1733867
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

111 Sutter Street, 22nd Floor

San Francisco, CA  94104

(415) 593-5400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward A. Giedgowd, Esq.

Chief Compliance Officer and General Counsel

111 Sutter Street, 22nd Floor

San Francisco, CA  94104

(415) 593-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rodney R. Peck, Esq.

Patricia F. Young, Esq.

Pillsbury Winthrop Shaw Pittman LLP

P.O. Box 7880

San Francisco, CA 94120

(415) 983-1000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee
Prosper Marketplace Lender Participant Rights and Borrower Non-Recourse Notes (1)	–	–	$500,000,000	$15,350

(1)   The Securities registered hereby consist of the Prosper Marketplace Lender Participant Rights and Borrower Non-Recourse Notes. Prosper Marketplace Lender Participant Rights (the “Lender Participant Rights”) consist of the obligations of Prosper Marketplace, Inc. (the “Registrant”) to seek to establish and maintain a secondary trading market online auction platform, and to provide administrative, clerical, recordkeeping, identity verification, payment processing, collection and other services, with respect to the Prosper Marketplace Borrower Non-Recourse Notes (the “Notes”) pursuant to that certain Lender Registration Agreement between the Registrant and the holders of the Notes from time to time, as more fully described in the prospectus included within this registration statement. The Notes represent the credit obligations of individual obligors. The Registrant is not obligated to pay principal of or interest or other charges on the Notes. Each Note may have a separate obligor, term, principal amount and applicable interest rate.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 30, 2007

Prosper Marketplace Lender Participant Rights

$500,000,000 Prosper Marketplace Borrower Non-Recourse Notes

Prosper Marketplace, Inc., or Prosper, provides a person-to-person online credit auction platform, or the Platform, that facilitates loans to borrowers with interest rates set through auction-style competitive bidding among individuals or institutions willing to commit their funds to loans.

Prosper Marketplace Lender Participant Rights, or the Lender Participant Rights, represent the obligations of Prosper to seek to establish and maintain a secondary trading market online auction platform, and to provide various administrative, clerical, recordkeeping, identity verification, payment processing, collection and other services, with respect to the Prosper Marketplace Borrower Non-Recourse Notes, or the Notes.

The Notes are promissory notes representing three-to-five-year, unsecured, fully-amortizing credit obligations of individual borrowers. If and when a borrower listing placed on the Platform is matched with a bid in, or multiple bids totaling, the amount of a requested borrower loan, Prosper makes the loan to the borrower and evidences the borrower’s obligation by separate Notes in the amount of each individual winning bid. Each Note is thereafter sold and assigned by Prosper to each respective winning bidder (referred to on the Platform as a “lender”) without recourse to Prosper. Payments on the Notes are made by electronic transfer directly from, or electronic drafts drawn on, each borrower’s designated bank account into a servicing account maintained by Prosper at a commercial bank primarily for the benefit of the lender or lenders. The Notes are only available through the Platform.

Prior to the date of this prospectus, there has been no trading market for the Notes. As soon as practicable after the offering of the Notes covered by this prospectus commences, Prosper intends to establish a secondary trading market online auction platform, or the Resale Platform, on which the Notes may be resold after three months following the date that they are acquired from Prosper by the winning bidders.

The Notes represent credit obligations of individual borrowers. Prosper has no obligation for payment of principal of or interest or other charges on the Notes.

The Lender Participant Rights are associated with the $500,000,000 in aggregate principal amount of Notes to which this prospectus relates. This amount represents the aggregate principal amount of Notes that Prosper expects will be originated on the Platform during the one-year period beginning on the date of this prospectus together with the principal amount of Notes that have been originated on the Platform prior to the date of this prospectus.

The Notes are not the obligations of Prosper, any depository bank or any collection agency. The Notes are not guaranteed or issued by any governmental agency. The Notes represent unsecured credit obligations of individual borrowers. Investing in the Notes involves significant risks. See “Risk Factors” on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2007.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to offer these securities. The information in this prospectus may only be accurate on the date of this document.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before making an investment decision. To understand the terms of the Lender Participant Rights and the Notes (collectively referred to in this prospectus as the “Securities”), you should carefully read the entire prospectus. Investing in the Securities involves significant risks. Please carefully read all of the risks set forth under the heading “Risk Factors” beginning on page 15 before making an investment decision. References in this prospectus to “Prosper,” “we,” “us” and “our” refer to Prosper Marketplace, Inc.

Overview

Prosper Marketplace, Inc., or Prosper, provides a person-to-person online credit auction platform connecting individuals who wish to borrow money, or “Borrowers,” with individuals or institutions who wish to commit to purchase loans extended to Borrowers, referred to on the Platform as “Lenders.” Although the Platform uses the term “Lenders,” individuals or institutions who register as Lenders on the Platform do not lend money directly to Borrowers, but instead make purchase commitments and purchase Notes from Prosper representing a loan originally made by Prosper to a Borrower.

The Platform enables prospective Borrowers (who must be natural persons) to request personal, unsecured loans by posting anonymous “listings” on the Platform indicating the maximum interest rate the Borrower is willing to pay and the term of the desired loan. Prospective Borrowers are assigned a “credit grade” by Prosper based on the Borrower’s credit score that Prosper obtains from a credit reporting agency. Borrowers’ credit grades, debt-to-income ratios and other credit data are displayed with their listings and are available for viewing by Lenders on an anonymous basis.

Lenders access the Platform and “bid” the amount they are willing to commit to the purchase of a loan to the Borrower, the minimum interest rate they are willing to receive, and the credit and group characteristics of the Borrowers they are willing to finance. By making a bid on a Borrower’s listing, a Lender is committing to purchase from Prosper a Note in the principal amount of the Lender’s bid, representing a loan made by Prosper to the Borrower, should the listing receive bids totaling the Borrower’s requested loan amount. If a listing is matched with a Lender bid in, or Lender bids totaling, the amount of the requested loan and certain Borrower information can be verified by Prosper, the Borrower receives a three-to-five-year, unsecured, fully-amortizing loan, or a “Loan,” from Prosper, made by Prosper from its own funds.

Depending on the number of bids totaling the amount of the Loan, a Loan may be represented by one or more Notes each of which is sold to a Lender. Prosper currently receives a transaction fee of 1% or 2% of the amount of the Loan (depending on the Borrower’s credit grade), subject to a minimum fee of $25, payable from the Borrower’s Loan proceeds at the time of funding of the Loan. Borrowers may prepay their Loans at any time without penalty. Prosper also receives servicing fees at an annual rate of 1.0% of the outstanding principal balance of the Notes, which it deducts from each Lender’s share of Loan payments by the Borrower (except that no servicing fees are currently charged with respect to Loans made to Borrowers with a credit grade of AA).

The Platform also enables the formation of small community groups and allows individuals to participate on the Platform as a member of such a group. Groups can be any formal or informal collection of people with common interests, whether based on social, cultural, ethnic, professional, educational, geographical, athletic, religious or other affiliation. Lenders may bid on listings of Borrowers who belong to a group, or on listings of Borrowers who are not in a group. Lenders on the Platform have sole discretion over what groups and group members to which to direct their bids. Prosper plays no role in the decision-making process of any Lender.

The Platform operates as a “double-blind” system and neither the Lenders nor a Borrower are shown the identity of the other. The identities of Borrowers, Lenders and other Platform participants are known only to Prosper, unless an individual chooses to reveal his or her identity to another Platform participant. Lenders and Borrowers adopt “screen names” for the purposes of differentiating one another and communication on the Platform. The Lender Registration Agreement prohibits Lenders from directly contacting a Borrower without the Borrower’s consent.

As soon as practicable after the date of this prospectus, Prosper intends to establish a secondary trading market online auction platform, or the “Resale Platform,” on which the Notes may be resold to other Lenders after three months following the date that the initial Lender acquired the Note from Prosper. After purchasing a Note on the Resale Platform, the Lender who purchased the Note will be permitted to resell such Note to another Lender on the Resale Platform at any time. Prior to the date of this prospectus, the Notes have been non-transferable except by assignment to a collection agency upon default. After the date of this prospectus, except for sales of Notes on the Resale Platform, the Notes will continue to be non-transferable except by assignment to a collection agency upon default.

Platform Participants

Prosper.   Prosper is a direct lender that operates an online credit auction platform for the registration of Borrowers, Lenders and group leaders, the receipt, display and matching of listings for Loans and bids for Notes and the servicing and collection of principal of and interest and other charges on the Notes, among other services.

Borrowers.   Borrowers are individuals (i.e., natural persons) who wish to obtain a Loan. Borrowers must be U.S. residents and must reside in a state where Prosper is licensed as a direct lender or otherwise authorized or permitted to make Loans. Borrowers may elect to participate on the Platform as part of a group; however, Borrowers do not need to have a group affiliation to post listings for Loans on the Platform.

Lenders.   Lenders are individuals or corporations, partnerships, limited liability companies or other entities (referred to in this prospectus as “institutions”) who commit their funds to Borrowers’ listings by bidding in amounts above a certain minimum amount, which is currently set at $50. A Lender who is among the winning bidders on a listing at the end of the auction period will purchase and take assignment of a Note, executed by the Borrower and initially made payable to Prosper, in the amount of his or her bid at the interest rate established by the Platform’s auction format. Although we refer to such holders of the Notes as “Lenders,” all of the Loans are made by Prosper to the Borrower from Prosper’s own funds and then the Notes representing each such Loan are sold and assigned by Prosper to the Lender or Lenders who were the winning bidders for the Loan. The term “Lender” is used for the sake of simplicity.

Group Leaders.   Group leaders are individuals who serve as the head of a group. With respect to Loans originated prior to September 2007, group leaders could receive compensation from Prosper for bringing Borrowers to the Platform, with the amount of compensation based on the payment performance of the group’s members. Group leaders will continue to receive compensation related to Loans that resulted from their members’ listings posted before September 13, 2007 (the date as of which Prosper discontinued the payment of compensation to group leaders for Loans originated on or after this date). Groups are rated by the collective Loan repayment performance of their members, and each group’s rating is displayed on the Platform, enabling Borrowers to join a group and use the group’s reputation in order to attract Lender bids. In order to participate on the Platform as a group leader, an individual must be registered as a Lender or as a Borrower.

Depository

When preparing to post a bid, a Lender transfers funds electronically, in an amount at least sufficient to cover the bid, into a funding account maintained by Prosper at an FDIC-insured depository institution, for the benefit of Lenders. Borrower payments are also deposited into this account after initially being deposited into a master servicing account. Amounts in the funding account are insured by the Federal Deposit Insurance Corporation, or FDIC, for the benefit of individual Lenders on a pass-through basis (i.e., up to $100,000 per individual). Lenders do not presently accrue interest on amounts in this account, or in any Platform account. Prosper maintains records of Loan distributions, repayments, delinquencies and defaults. Lenders may withdraw amounts from the funding account at any time. No funds in the funding account are ever commingled with Prosper’s own funds. Once a Loan has been funded by Prosper and Loan proceeds have been disbursed to the Borrower, and the Note or Notes have been sold to a Lender or Lenders, the servicing of the Loans is accomplished by Prosper through a master servicing account at an FDIC-insured depository institution.

Collection Agencies

If a Borrower becomes delinquent on his or her obligations on a Note, Prosper uses a collection agency to attempt to recover unpaid balances. On delinquent Loans to a given Borrower with multiple Lenders, Prosper will use the selected collection agency common to the Lender or Lenders who have the greatest ownership interest in the Loan to that Borrower. In the event of a tie among the Lenders as to their choice of collection agency, the agency will be selected at random by Prosper. All of the Lenders on the delinquent Loan will pay that agency’s fees out of any amounts collected. The collection agency’s fees are a pre-negotiated percentage of any amounts collected by the agency, and the collection agency’s fee is deducted from delinquent payments collected by the agency. Collection fees start at 15% of the amount recovered, and decrease as the delinquency persists. Additionally, these fees are subject to a 5% increase if the collection agency recovers the entire delinquent amount. If no amount is collected, Lenders do not pay collection fees.

As of the date of this prospectus, Prosper has contracted with Penncro Associates, Inc. and Firstsource LLC to provide collection services. Penncro is a diversified outsource provider in the accounts receivable industry, headquartered in Southampton, Pennsylvania. Firstsource is a global provider of collections and outsourcing solutions, headquartered in Mumbai, India, with U.S.-based collection agents trained to handle calls for early and late stage collections.

Credit Scoring and Identity Verification

Prosper assigns one of seven letter credit grades (AA, A, B, C, D, E and HR (High Risk)), based on the Borrower’s credit score, to each registered Borrower who posts a listing. Prosper currently uses Experian Scorex PLUSSM credit scores, but may from time to time change the type or source of the credit scores it uses to determine credit grades. Experian is one of the three leading credit reporting agencies in the United States. The Experian Scorex PLUSSM model is proprietary to Experian and is built for predicting risk on new accounts for all types of traditional consumer credit products. Experian’s databases hold information about the credit status of more than 300 million consumers and about 30 million businesses around the world. Experian collects this information from publicly available sources and from lending organizations. A credit score is a number that attempts to forecast the likelihood of a prospective borrower’s performance of its obligations with respect to extensions of credit. Scoring algorithms analyze historical data, such as a prospective borrower’s past credit history and payment records, and assign a numerical score to the prospective borrower. A higher number is indicative of greater likelihood that the prospective borrower will pay his or her credit obligations.

A Borrower’s credit grade, debt-to-income ratio and other credit data are displayed with a Borrower’s Loan listing on the Platform and are available for viewing by Lenders. When a Borrower initiates the process of posting a listing for a Loan on the Platform, Prosper checks to see if it already has a credit grade on file for that person and associates that credit grade with the listing. If Prosper does not have a credit grade for such Borrower on file which is sufficiently recent (currently less than 30 days old), Prosper will initiate an inquiry to retrieve a credit score for the Borrower and then assign the corresponding credit grade.

When a Borrower registers on the Platform, Prosper obtains his or her Social Security number, state driver’s license number and bank account information to verify the Borrower’s identity against data from credit reporting agencies and other identity and anti-fraud verification databases.

The Securities

The Securities to which this prospectus relates include the Lender Participant Rights, which are associated with the Notes, and the Notes. The Lender Participant Rights represent the obligations of Prosper to seek to establish and maintain the Resale Platform, and to provide various administrative, clerical, recordkeeping, identity verification, payment processing, collection and other services, with respect to the Notes, as described in this prospectus and as set forth in each Lender Registration Agreement. The Notes are promissory notes representing three-to-five-year, unsecured, fully-amortizing credit obligations of individual Borrowers. Prosper has no obligation for payment of principal of or interest or other charges on the Notes.

The Notes

General

The Notes represent unsecured fully-amortizing credit obligations of individual Borrowers. Each Note has a term of three-to-five years and may be prepaid by the Borrower at any time without penalty. Loans are currently available in amounts ranging from $1,000 to $25,000. Interest rates, terms and principal amounts vary among the Notes, but each of the Notes representing a single Loan to an individual Borrower have the same interest rate and term. The interest rate is determined in an auction format where prospective Borrowers post listings requesting Loans and indicate the principal amount they wish to obtain and the maximum interest rate they are willing to pay and the term of the desired Loan. Lenders can browse online on the Platform among available listings and competitively bid on the listings, with the Borrower getting the benefit of a potentially lower interest rate as a result of the bidding. Currently, Lenders may bid as little as $50 toward listings, and indicate the minimum interest rate they are willing to receive. By making a bid on a listing, a Lender is committing to purchase from Prosper a Note in the principal amount of the Lender’s bid, representing a Loan made by Prosper to a Borrower, should the listing receive bids totaling the Borrower’s requested Loan amount.

When a Borrower listing is matched with a Lender bid in, or Lender bids totaling, the amount of the requested Loan, the Borrower receives a three-to-five-year, unsecured, fully-amortizing Loan from Prosper. Each Loan is evidenced by separate Notes made payable to Prosper in the amount of each Lender’s winning bid, and each Note is sold and assigned by Prosper to each respective Lender without recourse to Prosper.

No Recourse to Prosper

The Notes represent unsecured credit obligations of individual Borrowers, without any right of recourse to Prosper. None of Prosper, any depository institution or any collection agency has any obligation for payment of principal of or interest or other charges on the Notes. The Notes are not guaranteed or issued by any governmental agency or any other third party.

Prosper is not obligated to repurchase any Note except in limited circumstances, such as material default under a Note resulting from verifiable theft of a Borrower’s identity, or in the event a Loan at origination fails to comply in material respects with applicable federal and state law. Additionally, the Lender Registration Agreement provides that, in the event of a material breach of Prosper’s representations and warranties regarding any Loan, Prosper must either cure the defect, repurchase the Note, or indemnify and hold the Lender harmless against losses resulting from the defect in the Note. If Prosper repurchases a Note in such circumstances, the outstanding principal balance will be returned to the Lender.

Interest Rates on the Notes

Interest rates vary among the Notes, but each of the Notes representing a single Loan to an individual Borrower has the same interest rate. Interest rates are determined in an auction format where prospective Borrowers indicate the maximum interest rate they are willing to pay and Lenders bid the minimum interest rate they are willing to receive. The interest rate for all Notes with respect to a Loan to a given Borrower is determined at the end of a listing period (typically between three and ten days). If a Borrower listing receives a Lender bid in, or Lender bids totaling, the amount of a requested Loan, the interest rate is fixed for the term of the Notes at the minimum interest rate acceptable to all Lenders who are the winning bidders for the Loan. Borrowers may elect to forego the potential benefits of auction bidding and designate their listing for “automatic funding,” in which case the bidding period will end automatically as soon as the listing receives bids totaling the amount of the requested Loan, and the interest rate will be fixed at the Borrower’s designated maximum interest rate.

Interest on the Notes accrues daily, on the basis of a 365-day year, based on the then current outstanding principal amount of the Loan. Interest rates may be limited by state consumer lending laws, some of which specify maximum interest rates at which money can be loaned to borrowers in that state. State interest rate limitations on the Platform are determined by reference to the laws of the Borrower’s state of residence or, in some instances, the rate limitations applicable in California.

Payments

Each Borrower is required to make monthly payments of principal of and interest on the Notes representing his or her Loan for the term of the Notes, unless he or she decides to prepay the Loan.

The Notes are payable in equal monthly installments throughout the term of the Note, consisting of principal and interest, with the final payment consisting of the then remaining principal, unpaid accrued interest and any other accrued but unpaid charges due on the Note. Although the monthly payment will stay constant for the term of each Note, the monthly principal and interest breakdown vary from month-to-month, with the principal portion of each payment increasing and the interest portion of each payment decreasing over the term of the Note. Because interest accrues on a simple interest basis, if payments are made before or after the scheduled payment due date, the final monthly payment amount may be less than or greater than the regular monthly payment amount, and early payments and prepayments may reduce the number of remaining payments on the Note.

Borrowers can choose one of two payment methods:

•        Electronic funds transfer: Under this method, monthly payments are made electronically on the Automated Clearing House (ACH) banking network by preauthorized withdrawals from the Borrower’s designated payment account.

•        Bank draft: Borrowers who choose the bank draft method of payment authorize Prosper to write a check on a monthly basis on their behalf to cover their payment each month.

The interest rates shown on listing pages on the Platform assume that a Borrower will choose the ACH method of transfer, and reflect a 1.0% reduction in the interest rate as an incentive to select this method of payment because payments made by ACH transfer are less costly for Prosper to administer. Borrowers who choose not to make payments by ACH transfer will not receive this discount. The amount of the 1.0% discount foregone by Borrowers who do not choose the ACH method of transfer will not be paid to Lenders, but will be retained by Prosper for processing bank draft payments.

As payments are made, they are applied first to any late charges then due, then to any unpaid fees incurred as a result of failed automated payments or returned checks or bank drafts due to insufficient funds in the Borrower’s payment account (NSF fees), then to interest then due and then to unpaid principal balance. Borrower payments on a Loan are allocated pro rata to Lenders based on the principal amount of each Lender’s Note with respect to the Loan. Prosper’s servicing fee is deducted from monthly payments as they are received.

Borrowers have the option to pay all or part of the outstanding principal balance in advance of the due date, at any time and without any penalty. When a Borrower elects to prepay a Note in full, the principal balance along with interest and any fees accrued to the date on which the payment will be initiated (which may be one or more days in the future) will be added together to determine the amount required to pay off the Loan. If a Borrower makes a partial prepayment, the amount paid in excess of the amount then due is applied to the principal amount outstanding. Monthly payment amounts will not change but the term of the Loan may shorten as interest will only continue to accrue on the principal amount that remains outstanding.

Default and Collection

The Notes provide for late charges in the event monthly payments are not made when due. Late charges are assessed on delinquent payments after expiration of a 15-day grace period. The Notes also provide, to the extent permitted by applicable law, for the Borrower to pay any NSF fees. Any late charges received are paid to the Lender, and any permissible NSF fees are retained by Prosper as a servicing expense.

If a Borrower fails to make a monthly payment when due, Prosper will notify the Borrower of the payment delinquency. For Borrowers whose payments are made by preauthorized ACH transfer, Prosper will make two more attempts to complete the automated debit transfer from the Borrower’s payment account.

Under Prosper’s current policy, if the delinquency is not cured within 30 days after the due date of the delinquent payment, Prosper will assign the account to the collection agency selected by the applicable Lender or Lenders at the time of bidding. Since there is more than one collection agency from which Lenders may choose, on Loans to a given Borrower with multiple Lenders, there may be a conflict between the Lenders’ choice of collection agency. In these instances, Prosper will use the selected collection agency common to the Lender or Lenders who have the greatest ownership interest in the Loan. In the event of a tie among the Lenders as to their choice of a collection agency, the agency will be selected at random by Prosper.

Upon receipt of the account, the collection agency will attempt to collect the delinquent amount. The collection agency’s percentage fee is a pre-negotiated percentage of any amounts collected by the agency, and the collection agency’s fees are deducted from the Lenders’ share of delinquent payments collected by the agency. Collection fees start at 15% of the amount recovered and decrease as the delinquency persists. Additionally, these fees are subject to a 5% increase if the collection agency recovers the entire delinquent amount. The collection agency deposits the net amounts collected into a master servicing account administered by Prosper primarily for the benefit of Lenders. During any period when a Loan which provides for group leader compensation based on the Borrower’s payment performance is more than 30 days past due, the group leader’s compensation with respect to the Notes representing that Loan is suspended, and the portion of the payment that would otherwise accrue to the group leader is reallocated to Lenders.

Except in the case of Borrower bankruptcy, delinquent Notes referred for collection that become more than 120 days past due are offered for sale to an unaffiliated third party debt purchaser in a debt sale and charged off. The Borrower on a Note that is sold in a debt sale and charged off is not permitted to post any further listings on the Platform. Prosper will also report such default to the credit reporting agencies.

Unsecured Obligations

All Notes issued through the Platform are unsecured credit obligations of individual Borrowers. This means that there is no collateral supporting any extension of a Loan that may be foreclosed upon in the event of default or in lieu of payment. The Notes are not guaranteed by any governmental agency or any other third party. Only the individual Borrower on the Notes has any obligation for payment of principal of or interest or other charges on the Notes. Prosper has no obligation for payment of principal of or interest or other charges on the Notes.

If a Borrower files for protection under the federal bankruptcy laws, or becomes the subject of an involuntary bankruptcy petition (or otherwise becomes subject to a bankruptcy proceeding), we will place the account in bankruptcy status. No further automated debit transfers or bank drafts for payment of monthly Loan payments will be initiated, and any collection activity on the account will cease. If the Borrower has excessive debt and insufficient income, the Borrower’s debts will most likely be discharged and extinguished in the bankruptcy without the Borrower making any further payments on the Note. Notes of Borrowers that are in bankruptcy will not be sold in a debt sale and charged off. Following Prosper’s establishment of the Resale Platform on which Notes may be resold (subject to certain conditions), Notes of Borrowers that are in bankruptcy will not be permitted to be resold on the Resale Platform.

Prosper Fees

For each Loan generated on the Platform, Prosper currently receives a transaction fee at the time of disbursement of Loan proceeds in the amount of either 1% (for Borrowers with credit grades AA through D) or 2% (for Borrowers with credit grades E through HR) of the amount of the Loan, subject to a $25 minimum transaction fee for Loans under $2,500. This amount is paid by the Borrower out of, or contemporaneously with disbursement of, the proceeds of the Loan. At the time a  Loan is funded, the Borrower receives the Loan proceeds, net of the transaction fee. The amount and method of charging the transaction fee is subject to adjustment to the extent required by applicable state law.

For Notes with Borrowers with credit grades A through HR, Prosper currently charges Lenders a servicing fee at an annual rate of 1.0% of the outstanding balance of the Notes. No servicing fees are currently charged for Notes with Borrowers with a credit grade of AA. The servicing fee is deducted from each Lender’s share of a Loan payment by the Borrower. Prosper also retains any returned check fees, failed payment or NSF fees or similar fees, except for late payment charges (which are passed on to Lenders). Prosper does not currently charge Borrowers any fee for posting a listing and does not charge Lenders any fee for making a bid on a Borrower’s listing. Prosper does not charge any registration fees to Borrowers, Lenders or group leaders to participate on the Platform.

If Prosper is able to establish the Resale Platform, Prosper intends to charge all selling Lenders a nonrefundable resale listing fee of $0.25 per Note being listed for auction resale, or $0.50 per Note being listed for resale with an automatic sale feature. Listing fees will be charged and collected at the time the listing is posted on the Resale Platform by deducting the resale listing fee from the selling Lender’s funding account. Prosper also intends to charge the selling Lender a resale transaction fee equal to 1.0% of the resale price, subject to a minimum fee of $0.50, which will be deducted from the resale proceeds.

The Lender Participant Rights

Pursuant to the form of the Lender Registration Agreement, as amended as of the date of this prospectus, Prosper undertakes to seek to establish and maintain the Resale Platform and to provide various administrative, clerical, recordkeeping, identity verification, payment processing, collection and other services with respect to the Notes. The Notes are recorded on Prosper’s books and the account and repayment performance are reported by Prosper to the credit reporting agencies, without displaying the identity of the individual Lender or Lenders who own the Notes. Borrowers’ payments are made from each Borrower’s payment account into a master servicing account maintained at an FDIC-insured depository institution and administered by Prosper primarily for the benefit of the individual Lenders. Prosper maintains electronic records of Loan disbursements and payments and provides monthly account statements in electronic format to Borrowers and Lenders. All collections, less Prosper’s servicing fee, are delivered via electronic transfer from a master servicing account to the Lender’s funding account.

Resale of the Notes – The Resale Platform

Prior to the date of this prospectus, the Notes have been non-transferable except by assignment to a collection agency upon default. As soon as practicable after the date of this prospectus, Prosper intends to establish a Resale Platform on which the Notes may be resold to other Lenders after three months following the date that the initial Lender acquired the Note from Prosper. After the three-month holding period, if a Lender desires to resell a Note prior to the end of the Note’s term, the selling Lender may post the Note on the Resale Platform for resale in a similar auction format as a Borrower listing. If another Lender purchases the Note, the Note will be transferred through the Resale Platform to the purchasing Lender. Unlike the origination of Loans and the sale of Notes to Lenders through the Platform, a Note sold through the Resale Platform must be purchased in its entirety by a single Lender. Once a Note has been resold through the Resale Platform to a subsequent Lender, the Note may again be resold through the Resale Platform without any required holding period. Except for sales of Notes on the Resale Platform, the Notes will continue to be non-transferable except by assignment to a collection agency upon default.

Notes outstanding prior to the date of this prospectus will become transferable through the Resale Platform as a result of the amendment to the Lender Registration Agreement, effective as of the date of this prospectus. Previously, the Notes were non-transferable except by assignment to a collection agency upon default.

Amendment of Fees

Prosper reserves the right in its agreements with Platform participants to make prospective changes to the fees collected by Prosper (including the transaction and servicing fees), the information displayed in Borrower listings, the length of the term of Loans and the minimum and maximum allowable Loan amounts available on the Platform, and similar other terms relating to servicing, payment processing, collection and other services provided by Prosper. Fees and other terms described in this prospectus are current as of the date of this prospectus, but are subject to change. Platform participants will be notified of any material changes to such fees or other terms and Lenders will be provided a prospectus supplement to update the information contained in this prospectus.

Material Tax Consequences of Note Ownership and Sale

The Notes should be treated as debt for U.S. federal, state and local income and franchise tax purposes. It is expected that the stated interest on each Note will constitute “qualified stated interest” under applicable Treasury Regulations. If you use the cash method of accounting for U.S. federal income tax purposes, you generally will be taxed on the interest on your Note at the time you receive it. Alternatively, if you use the accrual method of accounting for U.S. federal income tax purposes, you generally will be taxed on the interest on your Note at the time it accrues. In general, you will recognize gain or loss upon the sale, exchange, retirement or other taxable disposition of your Note measured by the difference between: (i) the amount of cash and the fair market value of any property received for the Note, other than the amount attributable to, and taxable as, accrued interest; and (ii) your tax basis in the Note, which generally is your original cost, as increased by market discount, including de minimis amounts, that you previously included in income, and decreased by any deductions previously allowed to you for amortizable premium and by any payments reflecting principal that you received with respect to the Note.

You should consult your own tax advisors regarding the tax consequences to you of the purchase, ownership and disposition of the Notes.

Corporate Information

Prosper was incorporated in the State of Delaware in March 2005, and its principal executive offices are located at 111 Sutter Street, 22nd Floor, San Francisco, California 94104. Prosper’s telephone number at that location is (415) 593-5400. Prosper’s website address is www.prosper.com.

QUESTIONS AND ANSWERS

Q:      Who is Prosper?

A:      Prosper is a direct lender that operates a person-to-person online credit auction platform for the registration of Borrowers, Lenders and group leaders, the receipt, display and matching of listings for Loans and bids for Notes and the servicing and collection of principal of and interest and other charges payable on the Notes. Prosper is licensed as a direct lender or is otherwise authorized or permitted to make Loans in the states where Borrowers reside, and makes all Loans originated through the Platform.

Q:      What is the Platform?

A:      The Platform is an online marketplace for credit that facilitates Loans to Borrowers with interest rates set through auction-style competitive bidding among individuals or institutions who wish to commit to purchase Loans extended to Borrowers. The Platform enables Borrowers to request Loans by posting listings indicating the principal amount requested, the maximum interest rate they are willing to pay and the term of the desired Loan. Lenders search for and select these listings based on the Borrower’s credit grade, credit profile, group and other characteristics. Lenders bid on listings by indicating the amount they are willing to commit to the purchase of a Loan to the Borrower and a minimum interest rate they are willing to receive. Although a Lender may bid the entire requested Loan amount and be the sole winning bidder on a listing, Lenders may bid in lower increments, and listings are frequently matched with multiple bids from different Lenders.

When a listing is matched with a Lender bid in, or Lender bids totaling, the amount of the requested Loan, Prosper makes the Loan to the Borrower and evidences the Borrower’s obligation by separate Notes in the amount of each winning bid. Prosper thereafter sells and assigns each Note to the respective Lender without recourse to Prosper. Prosper collects the Borrower’s payments on the Notes and forwards the payments received, minus any applicable fees, to the Lenders who own the Notes.

Q:      What is a listing?

A:      A listing is a request for a Loan in a specified amount, at an interest rate equal to the maximum interest rate set forth in the listing. A listing is also a commitment by the Borrower to obtain a Loan from Prosper, for purchase by Lenders whose bids are matched with the listing. In addition to the Borrower’s requested Loan amount and maximum interest rate, listings contain the Borrower’s credit grade and debt-to-income ratio, summary information from the Borrower’s credit report, and self-reported occupation, employment status and range of income, and may include photos or the Borrower’s narrative description of why the Loan is being requested. Listings may only be created by individuals registered as Borrowers on the Platform. Listings are displayed publicly on the Platform, although certain information is only viewable by registered Lenders.

Q:      What is a bid?

A:      A bid by a Lender is the Lender’s commitment to purchase a Note in the principal amount of the Lender’s bid, representing a Loan made by Prosper to the Borrower, should the listing receive an amount of bids totaling the amount of the Borrower’s requested Loan. Lenders “bid” the amount they are willing to commit to the purchase of a Loan to the Borrower, and the minimum interest rate they are willing to receive. Currently, a bid may be between $50 and the full amount of the listing. Once a bid is placed, it is irrevocable, and during the time a bid is a “winning” bid on the listing, the amount of the bid is not permitted to be withdrawn from the Lender’s funding account. Lender bids become “winning” bids if such bids are in the group of bids that total the amount of the requested Loan and are in the lowest interest rate among all bids placed against the listing. All Loans originated through Prosper are made by Prosper from its own funds, and then sold by Prosper to the winning bidder or bidders for the Loan.

Q:      What are the Securities?

A:      The Securities consist of the Notes and the Lender Participant Rights related to the Notes.

Q:      What are the Notes?

A:      Notes represent Loans made by Prosper to a Borrower, and are the unsecured credit obligations of the individual Borrowers. Loans to Borrowers are evidenced by as many Notes as there are winning bids for the Loan, with each Note in the amount of the winning bid. All Notes are initially made payable to Prosper, and Prosper then sells and assigns the Notes without recourse to each Lender who was a winning bidder on the listing.

Q:      What are the Lender Participant Rights?

A:      Lender Participant Rights represent the obligations of Prosper to seek to establish and maintain the Resale Platform, and to provide various administrative, clerical, recordkeeping, identity verification, payment processing, collection and other services, with respect to the Notes.

Q:      Who are the Borrowers?

A:      A Borrower may be any person who is a U.S. resident in a state where Prosper is licensed or otherwise authorized or permitted to lend, with a bank account and a Social Security number. After passing Prosper’s anti-fraud and identity verification process, Borrowers can request unsecured Loans at rates which are determined by an auction process. Prosper allows Borrowers to post listings on the Platform regardless of their income. Prosper reserves the right to restrict access to the Platform by setting minimum credit or other guidelines for Borrowers. Currently, a Borrower must have an Experian Scorex PLUSSM credit score of at least 520 in order to post a listing on the Platform.

Q: How does Prosper verify a Borrower’s identity?

A:  When a Borrower registers on the Platform, Prosper obtains his or her name, address, Social Security number, state driver’s license number and bank account information to verify the Borrower’s identity against data from credit reporting agencies and other identity and anti-fraud verification databases. See “Operation of the Platform – Registration on the Platform” on page 27 and “– Verification of Participant Information” on page 29 for more information.

Q:      What are Lenders?

A:      Lenders are individuals and institutions that register to bid on listings. Lenders are not lenders in the literal sense, as they do not actually lend their money directly to Borrowers; instead, Lenders make purchase commitments and purchase Notes representing Loans from Prosper to the Borrower. All Notes originated through the Platform are made by Prosper from its own funds, and then sold by Prosper to the Lender or Lenders who were the winning bidder or bidders on the listing that resulted in the Loan. Prosper uses the term “Lender” instead of “loan purchaser” or “note holder” for the sake of brevity and simplicity.

Q:      Who can be a Lender and place bids on the Platform?

A:      Any person who is a U.S. resident with a bank account and a Social Security number or any institution with a taxpayer identification number can be a Lender and place bids on the Platform. In order to bid on a listing, a Lender must have funds on deposit in a Prosper funding account in at least the amount of the Lender’s bid.

Q:      Do Lenders need to be licensed as a consumer lender or finance company?

A:      The Platform is designed and structured in a manner such that the activities performed by Lenders on the Platform do not trigger state lending or finance company licensing requirements. States that have lending or finance company licensing laws normally require a lending license for persons who engage in the business of making loans. All Loans originated on the Platform are made by Prosper from Prosper’s own funds, and Prosper is the named lender on all Notes representing Loans. Prosper performs its identity and anti-fraud verification process on all Loans and sets the general credit underwriting parameters for Loans. All Loans are closed, disbursed and serviced by Prosper. Prosper is the originating lender for licensing and regulatory reasons and is licensed or otherwise authorized or permitted to make Loans in all states where Borrowers reside. Persons who register as Lenders do not lend money, but rather make conditional commitments to purchase Notes evidencing Loans made by Prosper when they bid on listings, and purchase Notes when they are a winning bidder at the close of a listing’s auction bidding period. Lenders’ funds are paid to Prosper as consideration for the purchase of Notes and are not disbursed to Borrowers. A few states require licensing for purchasing or making commitments to purchase loans made to state residents; in such states Prosper either does not permit borrowing or limits borrowing to loan types or amounts that are not subject to the licensing requirement. See “Description of the Securities – Regulatory Matters – Licensing and Consumer Protection Laws” on page 41 and “Risk Factors – Risks Inherent in Investing in the Notes” beginning on page 19 for more information.

Q:      What kinds of loans are available on Prosper?

A:      Borrowers can request three-to-five-year, closed-end, unsecured, fully-amortizing fixed-rate Loans, with payments due monthly. Borrowers can repay the full amount of the Loan or make partial prepayments of principal at any time; there are no early payment or prepayment penalties associated with the Notes.

Q:      What Loan amounts are available on the Platform?

A:      Borrowers may currently request Loans in amounts ranging from $1,000 to $25,000, with some variations based on applicable state laws and Prosper’s lending authority in a particular state.

Q:      Can Borrowers have more than one Loan outstanding at any one time?

A:      Borrowers may have up to two Loans outstanding at any one time, provided that the aggregate outstanding principal balance of both Loans does not exceed the maximum Loan amount for the Borrower’s state of residence. To be eligible to obtain a second Loan, Borrowers must be current on their existing Loan, and must not have been delinquent in making their two most recent monthly Loan payments. Also, Borrowers may not post a listing for a second Loan within six months following the date of origination of their existing Loan.

Q:      How are interest rates and payments calculated?

A:      The interest rate on a Note is the rate determined by the Platform’s auction system and is fixed at the minimum interest rate acceptable to all Lenders who are the winning bidders for the Loan at the expiration of the auction bidding period. Payments on each Note are due each month, based on a fully-amortized repayment schedule over a three-to-five-year period (depending upon the Note’s term). Each monthly payment on a Note is the same, except that the final payment includes the then remaining principal, unpaid accrued interest, and unpaid late fees and NSF fees due on the Note. See “Description of the Securities – The Notes” beginning on page 35 for more information.

Q:      How much money can Lenders bid on the Platform?

A:      The Platform currently allows Lenders to bid as little as $50 and as much as the full amount of any particular listing, up to an aggregate amount of $5,000,000 for individuals and $50,000,000 for institutions.

Q:      What are credit grades?

A:      A credit grade is a letter grade that Prosper assigns to a Borrower based on the Borrower’s credit score, for use solely on the Platform. Prosper obtains the Borrower’s credit score from an independent credit reporting agency and assigns one of seven letter credit grades, corresponding to seven credit score tiers, with more favorable credit grades assigned to the higher scores. A Borrower’s credit grade is displayed with his or her listing and is available for viewing by Lenders who consider bidding on the listing. The numerical credit score is not displayed or disclosed to anyone (including the Borrower). See “Description of the Securities – The Notes – Borrower Credit Quality” beginning on page 37 for more information.

Q:      What is a debt-to-income ratio?

A:      Part of a Borrower’s credit profile displayed in listings is a debt-to-income ratio (or DTI). DTI is a measurement of the Borrower’s ability to take on additional debt. This number takes into consideration how much debt the Borrower had prior to requesting a Loan in addition to what the Borrower’s debt will be if the requested Loan is made. The DTI is expressed as a percentage and is calculated by dividing the Borrower’s annual income (before taxes) into his or her annual non-housing debt payments. Borrower income is self-reported, and (with limited exceptions) Prosper does not verify any Borrower’s income when calculating DTI for the listings.

Q:      Does Prosper verify the information provided by Borrowers in listings?

A:      When a Borrower registers on the Platform, Prosper obtains his or her Social Security number, state driver’s license number and bank account information in an effort to verify the Borrower’s identity against data from credit reporting agencies and other identity and anti-fraud verification databases.

In most instances, Prosper does not verify the income, employment and occupation or other information provided by Borrowers in listings. The Borrower’s income, employment and occupation are self-reported, and the Borrower’s DTI is determined by Prosper from a combination of the Borrower’s self-reported income and information from the Borrower’s credit report. The credit data that appears in listings is taken directly from a credit report obtained on the Borrower from a credit reporting agency, without any review or verification by Prosper. Prosper does not verify any statements by Borrowers as to how Loan proceeds are to be used and does not confirm after Loan funding how Loan proceeds were used. In most instances, homeownership status is derived from the Borrower’s credit report, but is not verified by Prosper; if the report reflects an active mortgage loan, the Borrower is presumed to be a homeowner. In connection with Prosper’s identity and anti-fraud verification of Borrowers, Prosper verifies the Borrower’s bank account to determine that the Borrower is the holder of record of the account.

Prosper reserves the right in the Borrower Registration Agreement to verify at any time all statements and information provided by Borrowers in listings, and Prosper has the right to cancel listings or refuse to make a Loan if material misstatements or inaccuracies are found in a listing or other information provided by a Borrower. In instances where Prosper chooses to verify the income, employment and occupation or other information provided by Borrowers in listings, the verification is normally done at the pre-funding stage, after the listing has already been created and bidding has ended. In such cases, the results of Prosper’s verification would not be reflected in the listings themselves.

Q:      Are the Notes secured by any collateral?

A:      No. All Notes are unsecured credit obligations of individual Borrowers, which means that there is no guarantee that a Note will be repaid and there is no collateral upon which you may foreclose in the case of a default. Neither Prosper nor any third party has any obligation to pay principal of or interest or other charges on the Notes. Investments in the Notes are not insured in any way. See “Risk Factors – Risks Related to Borrower Default” beginning on page 15 for more information.

Q: How do Lenders receive payments on the Notes?

A:  Each Borrower is required to make monthly payments of principal of and interest on the Notes representing his or her Loan for the term of the Notes, unless he or she decides to prepay the Loan. Borrowers can pay by electronic funds transfer or by bank drafts. Prosper collects all Loan payments, and allocates amounts received, less any fees retained by Prosper, pro rata to the Lenders who own the Notes. See “Description of the Securities – The Notes” beginning on page 35 for more information.

Q:      What happens if a Borrower misses a payment or does not repay a Note?

A:      Borrowers who miss payments face the same consequences as they would if they missed payments on any form of bank or other commercial credit obligation, including the reporting of late payments to credit reporting agencies. Borrowers also incur late fees for missed or delinquent payments, to the extent allowed by applicable law. Such late fees are collected by Prosper and passed on to the Lender or Lenders who own the Notes representing the Loan.

When a Borrower’s payment is late, Prosper communicates directly with the Borrower to encourage repayment. After 30 days, Prosper refers the Loan to a nationally-licensed collection agency, which makes further attempts to collect delinquent amounts and have the Borrowers bring the account current. Except in the case of Borrower bankruptcy, at 120 days past due, the Notes are offered for sale to an unaffiliated third-party debt purchaser and charged off. At that point, the Borrower’s credit report is negatively impacted with a default and they are not permitted to post any further listings on the Platform. See “Description of the Securities – The Notes – Borrower Default and Collection” beginning on page 38 for more information.

Q:      What guarantees do Lenders have that a Note will be paid?

A:      There are no guarantees that a Note will be paid. See “Risk Factors – Risks Related to Borrower Default” beginning on page 15 for more information.

Q:      Can Lenders collect on late payments themselves?

A:      No. Under the Lender Registration Agreement, each Lender agrees that under no circumstances may a Lender attempt collection of a late payment themselves.

Q:      What happens if a Borrower repays early?

A:      Borrowers can make extra payments or prepay the Notes in part or entirely at any time without penalty. See “Description of the Securities – The Notes” beginning on page 35 for more information.

Q:      Do Lenders have to pay taxes on the interest collected on the Notes?

A:      Loan interest is normally classified as taxable income. Every tax year that a Lender earns more than $600 in interest (or such other amount as provided by applicable state law), Prosper will send each such Lender tax forms summarizing taxable interest income earnings. Whether or not such a form is sent, Lenders are required to report their interest income to the IRS. See “U.S. Federal Income Tax Consequences” beginning on page 49 for more information.

Q:      What is a group?

A:      A group can be any collection of people with common interests, including social, cultural, ethnic, professional, educational, athletic, religious, or any other official or unofficial affiliation. Groups may consist of Borrowers, Lenders or registered Prosper users who have not taken a role, or any combination of the above. Groups allow people to join together for the common goal of borrowing money at better rates and give Borrowers an additional incentive – the group’s reputation – to meet their obligation to repay a Loan.

Q:      What are the benefits of group membership?

A:      Borrower listings identify the group, if any, to which the Borrower belongs. Groups are rated according to the collective repayment performance of the group’s members on Loans, and the group ratings are displayed on the Platform. Prosper believes that highly-rated groups (i.e., those with members who reliably repay their Loans) may draw more favorable bids from Lenders, resulting in Loans with lower interest rates for the group’s Borrowers. Prosper also believes that the group structure may positively influence Borrowers’ Loan repayment performance, in that  Borrowers in groups may be less likely to default since default would negatively affect the group to which they belong.

Q:      Do groups guarantee their members’ Loans?

A:      No. Groups do not guarantee their members’ obligations on the Notes in any way, nor do group members guarantee the Loans of fellow group members. Borrowers are fully responsible for their own credit obligations.

Q:      Do groups make lending decisions or set rates for their members’ Loans?

A:      No. Groups do not make lending decisions or set interest rates, although members of groups can affect rates by bidding on their fellow group members’ listings.

Q:      How is Prosper regulated?

A:      Lending activities on the Platform and the servicing of Notes are subject to state and federal regulation. Prosper and the Loans it makes must comply with applicable state usury and lending laws, including interest rate and fee limitations, and licensing and disclosure requirements. In addition, Prosper must comply with the federal Consumer Credit Protection Act, including, as applicable, the Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act and Electronic Fund Transfer Act, as well as the federal Electronic Signatures in Global and National Commerce Act (ESIGN) and other federal and state laws governing privacy and data security and prohibiting unfair or deceptive business practices. Prosper is subject to examination, supervision, and potential regulatory investigations and enforcement actions by state agencies that regulate consumer lenders and other financial institutions, and federal agencies, such as the Federal Reserve Board and the Federal Trade Commission, that administer the federal consumer protection laws. See “Description of the Securities – Regulatory Matters – Licensing and Consumer Protection Laws” beginning on page 41 for more information.

Q:      How does Prosper make money from the Platform?

A:      Each time a Loan is funded, Prosper charges the Borrower a transaction fee of 1% or 2% of the amount of the Loan (depending on the Borrower’s credit grade), subject to a $25 minimum transaction fee for Loans under $2,500, and subject to any further limitations imposed by applicable state law. The transaction fee is paid by the Borrower out of, or contemporaneously with disbursement of, the proceeds of the Loan at the time the Loan is funded. In addition, Prosper currently charges Lenders a servicing fee at an annual rate of 1%

of the outstanding balance of the Notes, which it deducts from each Lender’s share of Loan payments made by a Borrower (except that no servicing fees are currently charged with respect to Loans made to Borrowers with a credit grade of AA). If Prosper establishes the Resale Platform on which the Notes may be resold, Prosper intends to charge all Lenders selling a Note a nonrefundable resale listing fee of $0.25 per Note being listed for auction resale, or $0.50 per Note being listed for resale with an automatic sale feature. Listing fees will be charged and collected at the time the listing is posted on the Resale Platform by deducting the resale listing fee from the selling Lender’s funding account. Prosper also intends to charge the selling Lender a resale transaction fee equal to 1.0% of the resale price, subject to a minimum fee of $0.50, which will be deducted from the resale proceeds.

Q:      What if Prosper were to go out of business?

A:      No new Loans would be created and, provided Prosper can assign its servicing obligations to a suitable third party loan servicer, all existing Notes would be serviced to completion by such third party loan servicer. The third party loan servicer would take over the administrative responsibilities related to the Notes such as the collection and transfer of monthly payments, providing timely payment notices, monthly Lender statements and required tax documentation, overseeing the collection of delinquent Notes on behalf of the Lenders, and reporting payment performance to credit reporting agencies. If Prosper is unable to assign its servicing obligations to a suitable third party loan servicer, Borrowers would still be obligated to make payments on their Notes, but Lenders’ ability to collect on the Notes may be substantially impaired. Prosper has formed an entity to be managed by employees of Prosper experienced in the Platform’s operation to service the Notes through their term and to maintain the Resale Platform through the term of the then outstanding Notes in the event that Prosper becomes unable to fulfill its servicing obligations and is unable to assign its servicing obligations to a suitable third party loan servicer. There can be no assurance that such company will be able to adequately perform the servicing of outstanding Notes or maintain the operation of the Resale Platform in such event. See “Risk Factors – Risks Related to Our Ability to Service the Notes” beginning on page 20 for more information.

RISK FACTORS

You should carefully consider the risks described below before making a decision to invest in the Securities. The risks and uncertainties described below are not the only ones you may face. If any of the following risks actually occurs, you might lose all or part of your investment in the Securities. You should also refer to the individual Borrower profiles and Borrower credit information provided on the Platform.

Risks Related to Borrower Default

The Notes are risky and speculative investments for suitable investors only.

You should be aware that the Notes offered through the Platform are risky and speculative investments suitable only for investors of adequate financial means. If you cannot afford to lose the entire amount of money you plan to bid and commit to Borrower listings on the Platform, you should not attempt to invest in the Notes. You should not assume that a Note is an appropriate investment for you because it is listed on the Platform.

Some of the Borrowers on the Platform have “subprime” credit ratings, are considered higher than average credit risks, and may present a high risk of loan delinquency or default.

Some of the Borrowers on the Platform are people who have had difficulty receiving loans from banks and other financial institutions on favorable terms, or on any terms at all, due to credit problems, limited credit histories, adverse financial circumstances, or high debt-to-income ratios. Therefore, acquiring Notes representing Loans to such Borrowers may present a high risk of loan delinquency or default. Selected historical default rates on the Notes can be found in this prospectus under the heading “Selected Historical Loan Performance Data” beginning on page 48. There can be no assurance that such historical default rates will be indicative of future default rates or the likelihood of the delinquency or default on any Note of a particular Borrower.

Borrowers’ credit scores and the credit grades assigned on the Platform may differ from the credit scores that other credit reporting services might assign to such Borrowers and Borrower credit scores may not reflect Borrower creditworthiness.

We currently use a credit scoring model called Experian Scorex PLUSSM developed by the Experian credit reporting agency, and we assign a letter credit grade based upon specific credit score ranges. While the credit score ranges are similar to FICO™ or VantageScore SM credit scores (which many financial lenders use to determine credit risk), Experian does not use the same algorithm used for FICO™ or VantageScore SM credit scores. Experian employs a predictive model which may result in credit scores that may differ considerably from the credit score that would have been assigned had we used FICO™ or VantageScore SM credit scores to compute Borrower credit grades due to the weight that is assigned to different types of debt. Any credit score or credit grade assigned to a Borrower may not reflect a Borrower’s creditworthiness, and may not reflect information about a Borrower which may have resulted in a credit score or credit grade that would differ considerably from the credit score or credit grade assigned. Neither Prosper nor any credit reporting agency is liable for any errors or omissions in credit reporting or credit scores. See “Description of the Securities – The Notes – Borrower Credit Quality” beginning on page 37 for more information.

Additionally, we currently only retrieve a subsequent credit score for a Borrower after the previous credit score is more than 30 days old. Therefore, there is a risk that a Borrower may have become delinquent in a payment, defaulted on a debt obligation, taken on more personal debt since the last credit score was retrieved, or sustained other adverse financial events, and the credit grade assigned to the Borrower may not accurately reflect the Borrower’s actual current creditworthiness.

While we take many precautions to prevent Borrower fraud, it is possible that fraud may occur and adversely affect a Lender’s ability to collect upon the Notes or delay the recoupment of a Lender’s investment.

We use identity and fraud checks with external databases to authenticate each Borrower’s identity and credit history. Although we use diligent efforts in this regard, there is a risk that our fraud checks could fail and fraud may occur. Additionally, Borrowers may misrepresent their intentions for the Loan proceeds or other information that we do not attempt to verify. While we will repurchase Notes in limited circumstances, such as material default on a Note resulting from verifiable theft of a Borrower’s identity, or in the event a Loan fails to comply at origination in material respects with applicable federal and state law, we are not obligated to repurchase a Note from you if your investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a listing, or due to false or inaccurate statements or omissions of fact in a Borrower’s listing, whether in credit data, Borrower’s representations, user endorsements, group affiliations or similar indicia of Borrower intent and ability to repay the Loan. If Prosper repurchases a Note, only the outstanding principal balance will be returned to the Lender. See “Description of the Securities – Repurchase of the Notes by Prosper” beginning on page 47 for more information.

If a Borrower defaults upon a Note, you will have limited ability to collect on the Note because the Notes are not secured by any collateral or guaranteed by any third party.

All Notes are unsecured credit obligations of individual Borrowers, which means that there is no guarantee that a Loan will be repaid and there is no collateral upon which you may foreclose in the case of a default. The Notes represent unsecured credit obligations of individual Borrowers, without any right of recourse to Prosper. Neither Prosper nor any third party has any obligation to pay principal of or interest or other charges on the Notes. The Notes are not guaranteed or issued by any governmental agency or other third party. Investments in the Notes are not insured in any way.

If payments on a Note remain delinquent for more than 30 days, you will not realize the full value of your investment due to third party recovery fees and you may not recover any of your investment.

If a delinquency persists on a Note for 30 days, the Loan will be assigned to a third party collection agency selected by the majority in interest of the collective Lenders for each such Loan. Third party collection agencies receive a percentage of any recovered funds as a service fee for the recovery of the payments due upon the Notes, and such fee will be paid before you receive any proceeds. Collection fees start at 15% of the amount recovered and decrease as the delinquency persists. Additionally, these fees are subject to a 5% increase if the collection agency recovers the entire delinquent amount.

There is a significant risk that the collection agency may not be able to recover the unpaid balance of a Note. If the designated collection agency is unable to recover the payments due upon a Note and the Note becomes 120 days past due, the Note will be deemed uncollectible and offered for sale at a steep discount to an unaffiliated third-party debt buyer, and you may recover only a small portion of the Note and your investment. In some cases, Notes cannot be sold at any price, and you will not recover any portion of your investment in the Notes. You must rely on Prosper and the designated collection agency and may not attempt to collect payments on the Notes in any other manner.

The Notes do not impose any restrictions on the ability of Borrowers to incur additional unsecured or secured indebtedness. If Borrowers incur additional indebtedness of any kind, it may impair the ability of Borrowers to make payments on the Notes and may impair your ability to realize any of your investment in the Notes.

The Notes do not limit the ability of Borrowers to incur additional debt after the Notes have been issued, and we cannot assure you that a Borrower’s debt-to-income ratio will remain fixed during the term of the Note. If a Borrower incurs additional indebtedness, it may adversely affect the ability of the Borrower to meet his or her payment obligations on the Notes and the Borrower’s creditworthiness generally, and could result in the bankruptcy of the Borrower.

The Notes represent unsecured credit obligations of individual Borrowers, and if a Borrower incurs additional secured indebtedness, the Notes will be effectively subordinated to existing and future secured indebtedness to the extent of the value of any assets securing such indebtedness. In addition, a Borrower may decide to repay his or her obligations under secured indebtedness before his or her obligations under the Notes due to the unsecured nature of the Notes. A Lender will not be made aware of any additional indebtedness incurred by a Borrower unless and until the Borrower defaults on a Note, if at all. When a Note is offered for resale on the Resale Platform, the resale listing will display the Borrower’s credit grade, credit data and other information that appeared in the Borrower’s original listing. The Borrower’s credit grade, credit data and other information will not be updated for listings on the Resale Platform.

A Borrower may request that his or her bank “chargeback” a payment on a Note and request a refund on that payment, resulting in a delinquency on the payment and a possible negative cash balance in your funding account.

A Borrower chargeback is a process by which a Borrower who has made a payment on a Note has his or her bank cancel the payment or request a refund of that payment. If such a chargeback occurs within four business days of the initiation of the payment, the payment will be canceled or refunded and declared delinquent. Payment is posted to Lenders’ accounts after four business days. If the chargeback occurs between four and 60 days after the initiation of payment, you must rely on us to contest the chargeback if we deem it appropriate. If a Borrower successfully processes a chargeback between four and 60 days after initiation of payment, such payment will be deducted from your Prosper account, and if you have withdrawn funds in the interim, a negative cash balance may result.

The Platform is a new concept, and the failure of Borrowers to perform according to the terms of their Notes may impair your ability to realize all or any of your investment in the Notes.

The investment return on the Notes depends on Borrowers fulfilling their payment obligations in a timely and complete manner. Because the Platform is a new concept, we do not have significant historical performance data regarding Borrower performance on the Notes. Borrowers may not view person-to-person lending obligations originated on the Platform as having the same significance as other credit obligations arising under more traditional circumstances, such as loans from banks or other commercial financial institutions. If a Borrower neglects his or her payment obligations on a Note or chooses not to repay a Note entirely, you may not be able to recover any portion of your investment in a Note.

Additionally, the anticipated addition of the Resale Platform on which the Notes may be resold to other Lenders may not materialize or Lenders may not be drawn to it. In such cases, your investment may not produce the rate of return that you originally anticipated and you may not be able to find Lenders who will buy a Note that you list for resale.

The Platform may fail to comply with borrower protection laws such as state usury laws, other interest rate limitations or federal consumer protection laws such as the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act. Borrowers may make counterclaims against us, any collection agency or you after collection actions have commenced.

Applicable state laws generally regulate interest rates and other charges and require certain disclosures. In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the Notes. The Notes are also subject to federal laws, including, without limitation,  the federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to the Borrowers regarding the terms of the Notes; the federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit; and the federal Fair Credit Reporting Act, which regulates the use and reporting of information related to each Borrower’s credit history. We may not always have been and may not always be in compliance with these laws. Failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our, or a collection agency’s, ability to collect all or part of the principal of or interest on the Notes and, in addition, could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business and ability to maintain the Platform and may result in Borrowers rescinding their Loans against either us or the Lenders on the Notes. See “Description of the Securities – Regulatory Matters – Licensing and Consumer Protection Laws” beginning on page 41 for more information about regulatory matters.

Prosper regularly reviews the requirements of these laws and takes measures aimed at ensuring that the Loans originated on the Platform meet the requirements of all applicable laws. For example, Prosper will not fund Loans if it determines that the interest rate on that Loan would exceed the limit provided for under the law applicable to the Loan. However, determining compliance with all applicable laws is a complex matter and it is possible that Prosper’s determination may be inaccurate or incorrect. Also, changes in law, either due to court decisions, regulatory interpretations or rulings, or new legislation, may adversely affect the collectibility of a Loan.

States may impose licensing requirements on Lenders under consumer finance or similar laws, and the failure or inability to comply with any such requirements may impair your ability to realize any of your investment in the Notes.

Many states have lending or finance company licensing laws that require a lending license or similar registration for persons who engage in the business of making loans. Although Prosper believes that the activities of Lenders on the Platform do not trigger these state license requirements and that Lenders are not required to hold such licenses, this determination on the part of Prosper is subject to state licensing authorities or courts taking a contrary position. Prosper has not obtained rulings on this issue from the relevant authorities in the states where the Borrowers reside. Lenders should consult with their own legal advisors with respect to whether their particular activities or circumstances, including their own acquisition of Loans pursuant to the Platform, may subject them to licensing requirements. If a state authority were to determine that Lenders acquiring Loans on the Platform must be licensed, this could impair the collectibility of Loans and could result in Lenders incurring costs and expense to become licensed and to comply with the requirements of the regulatory authority in order to continue to participate as Lenders on the Platform.

Borrowers may seek the protection of debtor relief under federal bankruptcy or state insolvency laws, which may result in the loss of your investment in the Notes.

If a Borrower is unable to make payments on a Note, he or she may be able to successfully seek judicial intervention based upon a variety of debtor protection laws. Additionally, there is a risk that existing debtor relief or consumer protection laws could change during the term of the Note, which may impair collection upon default.

If we receive notice that a Borrower has filed for protection under the federal bankruptcy laws, or has become the subject of an involuntary bankruptcy petition, we will put the account into a bankruptcy status. No further monthly payments will be initiated and any collection activity on the account will cease. Whether any payment will be made or received on a Note after a bankruptcy petition is filed depends on the Borrower’s particular financial situation. In most cases involving the bankruptcy of a Borrower, unsecured creditors, such as Lenders, will receive only a fraction of any amount outstanding on any Notes, if anything. Prosper will forward any amounts received to the Lenders on a pro rata basis.

Notes of Borrowers that are in bankruptcy will not be sold in a debt sale and charged off. Following Prosper’s establishment of the Resale Platform on which Notes may be resold (subject to certain conditions), Notes of Borrowers that are in bankruptcy will not be able to be resold on the Resale Platform.

Borrowers may not be able to make payments on the Notes due to being called to active military service. In such cases, the interest amount on such Notes will be decreased during the length of deployment.

Borrowers may be called to active military service which may result in a delay or impairment of your ability to collect upon the Notes. In compliance with the Servicemembers Civil Relief Act (SCRA), the interest rate on the Notes for Borrowers on active duty and other military personnel who qualify for relief must be adjusted to 6% for the duration of their active military duty. During this period, you will not recover the difference between 6% and the interest rate that was established for the Loan by the auction bidding system on the Platform.

The Notes do not contain any cross-default or similar provisions. If a Borrower is in default on his or her obligations other than under the Notes, your ability to collect on the Notes may be substantially impaired.

The Notes do not contain cross-default or similar provisions. A cross-default provision provides that a default on certain obligations of a Borrower would constitute a default on other obligations of a Borrower. Because the Notes do not have cross-default provisions, the Notes will not be placed in default upon a Borrower’s default on any of his or her other obligations, unless independent grounds exist for declaring a default on the Notes. The Notes will not be referred to a third-party collection agency for collection, accelerated, or sold to a debt buyer because of a Borrower’s default on obligations other than the Notes. If a Borrower defaults on his or her obligations to a third party, and continues to satisfy his or her payment obligations under the Notes, such third-party may seize the Borrower’s assets or pursue other legal action against the Borrower before he or she defaults on the Notes. Your ability to collect on the Notes may be substantially impaired if the Borrower subsequently defaults on the Notes, and you may be unable to recover any portion of your investment in the Notes.

The death of a Borrower may substantially impair your ability to realize any of your investment in the Notes.

If a Borrower with outstanding obligations under Notes originated on the Platform dies while the Notes are outstanding, we will work with the executor of the estate of the Borrower, but there can be no assurance that Prosper can collect the outstanding balance of such Notes, or any amount of your investment in the Notes.

The Platform allows a Borrower to prepay a Loan at any time without penalty. Borrower prepayments will extinguish or limit your ability to receive any additional interest payments upon the Note.

Prepayment occurs when Borrowers decide to pay the balance due on a Loan earlier than originally scheduled. A Borrower may decide to prepay all or a portion of the remaining Loan balance at any time without penalty. In the event of a prepayment of the entire remaining unpaid principal balance, interest will only accrue to the date on which the payment is made. If a Borrower prepays a portion of the remaining unpaid principal balance, monthly payment amounts will not change but the term of the Loan may shorten as interest will only continue to accrue on the principal amount that remains outstanding. If a Borrower prepays his or her Note in full or in part, you will not realize the return expected on the Notes and you may not be able to find a similar rate of return on another investment at the time at which the Note is repurchased or prepaid. See “Description of the Securities – The Notes” beginning on page 35 and “- Repurchase of the Notes by Prosper” beginning on page 47 for more information.

Prosper is not obligated to repurchase any Notes except in limited circumstances. If Prosper is unable to meet its repurchase obligations, you may lose your entire investment in the Notes.

Prosper is not obligated to repurchase any Note except in limited circumstances, such as material default on a Note resulting from verifiable theft of a Borrower’s identity, or in the event a Loan fails to comply at origination in material respects with applicable federal and state law. Additionally, the Lender Registration Agreement provides that, in the event of a material breach of Prosper’s representations and warranties, Prosper must either cure the defect, repurchase the Note, or indemnify and hold the Lender harmless against losses resulting from the defect in the Note. However, Prosper is not obligated to repurchase a Note from a Lender if his or her investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a listing, or due to false or inaccurate statements or omissions of fact in a Borrower’s listing, whether in credit data, Borrower representations, user endorsements, group affiliations or similar indicia of Borrower intent and ability to repay the Notes. Even if Prosper is obligated to repurchase a Note, there can be no assurance that Prosper will be able to meet its repurchase obligation. If a Borrower’s payment obligations are not performed on a Note that Prosper is obligated to repurchase and Prosper is unable to meet its repurchase obligations with respect to such Note you may lose all of your investment in such Note. See “Description of the Securities – Repurchase of the Notes by Prosper” beginning on page 47 for more information regarding Prosper’s repurchase obligations.

Risks Inherent in Investing in the Notes

If you do not diversify your investments in the Notes by Borrower and credit type, you may increase your risk of Borrower defaults.

Your expected return on your investment in the Notes depends on the performance of the Borrowers on their respective obligations under the Notes. There are a wide range of credit grades and Borrower listings on the Platform. Because some Borrowers may default on their Notes, it may be desirable to diversify your portfolio in order to reduce the risk that you could lose your entire investment due to a single default, or a small number of defaults. However, diversification does not eliminate the risk that you may lose some, or all, of your investment in the Notes.

Prevailing interest rates may change during the terms of the Notes. If this occurs, your investment in the Notes may become less valuable in comparison to other investment options. Additionally, Borrowers may prepay their Notes due to such changes in interest rates and you may not be able to find sufficient alternative investments to realize the expected return on the Notes.

All of the Notes have a term of three-to-five years and bear a fixed, not floating, rate of interest. If prevailing interest rates increase, any return on your Notes might be less than the return you could earn on other investments.

While you may still receive a return on your investment in the Notes, if prevailing interest rates exceed the rate of interest payable on your Notes, the payments you receive during the term of the Notes may not reflect the full opportunity cost to you when you take into account factors such as the time value of money.

If prevailing interest rates on consumer loans decrease, Borrowers may choose to prepay their Notes with money they borrow from other sources or other resources, and you may not realize the return expected on the Notes or be able to find sufficient alternative investments to realize a similar rate of return at the time at which the Note is prepaid. There is no prepayment penalty for Borrowers.

If the Resale Platform fails to develop, or if the Resale Platform develops but you cannot find a purchaser for the Notes that you wish to resell, you will be forced to hold the Notes for their remaining term.

Prior to the date of this prospectus, the Notes have been non-transferable except by assignment to a collection agency upon default. As soon as practicable after the date of this prospectus, Prosper intends to establish the Resale Platform on which the Notes may be resold to Lenders after a minimum of three months following the date that the selling Lender acquired the Note from Prosper (or immediately if the selling Lender purchased the Note on the Resale Platform). We cannot guarantee that a resale market will develop for the Notes.

A Note for resale must be purchased in its entirety by a single Lender. If your original investment was for a large principal amount or for any of the other relevant reasons discussed in this prospectus, you may find it difficult or impossible to find Lenders willing to buy the Note from you.

In either of the above situations, you will be forced to hold the Note for its remaining term. After the date of this prospectus, except for sales on the Resale Platform, the Notes will continue to be non-transferable except to a collection agency upon default.

If you choose to post your Notes for resale on the Resale Platform, you may not realize the expected return on your investment due to changes in the creditworthiness of the Borrower on your Note or changes in interest rates.

The ability to resell your Note on the Resale Platform (should the Resale Platform be successfully developed) does not guarantee that you will be able to find a Lender willing to buy the Note at a price acceptable to you, or at all. If the Borrower on your Note has become delinquent in payments upon his or her Note, your ability to resell the Note on the Resale Platform will be substantially impaired. You may have to offer the Note for sale at a substantial discount, and there is no guarantee that you will receive the expected value of the Note or any value at all. Additionally, Lenders may be less willing to bid for and purchase your Note if prevailing interest rates have changed or other investing activities have proven more attractive while you have held the Note.

Risks Related to Our Ability to Service the Notes

We have a limited operating history. As an online company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.

As the number of Borrowers, Lenders and Loans originated on the Platform increases, we will need to increase our facilities, personnel and infrastructure in order to accommodate the greater servicing obligations and demands on the Platform. Additionally, as soon as practicable after the date of this prospectus, Prosper intends to establish the Resale Platform on which the Notes may be resold to Lenders after a minimum of three months following the date that the selling Lender acquired the Note from Prosper (or immediately if the selling Lender purchased the Note on the Resale Platform). Although we cannot guarantee that a resale market will develop for the Notes, we expect that such addition to the Platform may significantly increase the amount of Loan origination and sale activity on the Platform. The Platform is dependent upon our website in order to maintain current listings and transactions in the Notes. We must constantly add new hardware and update our software and website, expand our customer support services, and add new employees to maintain the operations of the Platform as well as to satisfy our servicing obligations on the Notes. If we are unable to increase the capacity of the Platform and maintain the necessary infrastructure, you may experience delays in receipt of payments on your Notes and periodic downtime of our systems.

We are subject to extensive federal, state and local regulation. There can be no guarantee that we will be able to continue our servicing obligations.

We are subject to extensive federal, state and local regulation, non-compliance with which may expose us to adverse consequences. Additionally, new laws and regulations could be enacted that could have a negative impact on our ability to service the Notes, provide a resale market for the Notes, or maintain the Platform. We could suffer adverse consequences if we were to fail to comply, even inadvertently, with these laws and regulations.

Additionally, we are licensed as a finance lender under the California Finance Lenders Law and are regulated and examined by the California Department of Corporations. We hold similar lending licenses or authorizations in 24 other states, which also supervise and examine our activities. If we do not comply with applicable laws, we could lose one or more of our licenses or authorizations, which may have an adverse effect on our ability to continue to perform our servicing obligations or to maintain the Platform. See “Description of the Securities – Regulatory Matters – Licensing and Consumer Protection Laws” beginning on page 41 for more information regarding governmental regulation of the Platform.

The federal Fair Debt Collection Practices Act and similar state debt collection laws regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans. For example, debt collectors are prohibited from contacting debtors at unreasonable times, revealing or discussing the nature of the debt with third parties, making false representations in association with efforts to collect the debt, seeking collection fees or other charges not permitted under contract or by state law, making threats of arrest or legal action without actual intention of action on the threat, and using abusive or profane language in the course of collection on the debt. While Prosper obligates its collection agencies to comply with applicable law in their efforts to collect Loans made on the Platform, it is possible that improper collection practices may occur which could adversely impact the collectability of particular Loans originated through the Platform.

We do not have patent protection for all of our proprietary technology. It may be difficult and costly to protect our intellectual property rights, and we may not be able to ensure their protection.

Our ability to maintain the Platform and perform our servicing obligations depends, in part, upon our proprietary technology. We have applied for one patent covering various aspects of the operation of the Platform; however, there can be no assurance that it will be granted, or if a patent were issued, that a third party may not be successful in challenging it. Additionally, we may not protect our proprietary technology effectively, which would allow competitors to duplicate our products and adversely affect our ability to compete with them. A third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent. In addition, the Platform may infringe upon claims of third-party patents and we may face intellectual property challenges from such other parties. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. Furthermore, our technology may become obsolete, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt the Platform to compete with other person-to-person lending platforms, should they develop. If we cannot protect the  proprietary technology embodied in and used by the Platform from intellectual property challenges, or if the Platform becomes obsolete, our ability to maintain the Platform and our ability to perform our servicing obligations on the Notes could be adversely affected.

We rely on a third-party commercial bank to process transactions. If we are unable to continue utilizing these services, our business and ability to service the Notes may be adversely affected.

Because we are not a bank, we cannot belong to and directly access the Automated Clearing House (ACH) payment network. As a result, we currently rely on an FDIC-insured depository institution to process our transactions. If we cannot continue to obtain such services from this institution or elsewhere, or if we cannot transition to another processor quickly, our ability to process payments will suffer and your ability to collect on the Notes will be delayed or impaired.

We may not realize enough fees from our services to offset the cost of maintaining the Platform. In the event that we should fail to maintain operations, you may experience a delay in realizing your investment or an inability to resell the Notes or Borrowers may default on their Notes.

If we are unable to generate sufficient revenues from the fees we receive from Borrowers and Lenders as a result of the Notes originated on the Platform and proposed to be resold on the Resale Platform (should it develop), our ability to maintain operations may be adversely affected. If we were to fail or become insolvent, there would be no resale market for your Notes, and we would attempt to transfer our servicing obligations on the Notes to a third party pursuant to our contractual agreements with Lenders. Additionally, we have formed an entity to be managed by employees of Prosper experienced in the Platform’s operation to provide backup loan servicing for the remaining term of the Notes in the event that Prosper fails to maintain operations and is unable to assign its servicing obligations to a suitable third party loan servicer and to maintain the Resale Platform through the term of the then outstanding Notes. There can be no assurance that such company will be able to adequately perform the servicing of the outstanding Notes or maintain the operation of the Resale Platform in such event. Additionally, transferring these servicing obligations to a third-party may result in delays in the processing and recovery of information with respect to amounts owed on the Notes or, if the Platform becomes inoperable, may directly result in many Borrowers defaulting on their Notes. If a third party servicer is not able to effectively service the Notes, Lenders’ ability to collect on the Notes may be substantially impaired.

Our ability to service the Notes may be adversely affected by computer viruses, physical or electronic break-ins and similar disruptions.

The Platform may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. If a “hacker” were able to infiltrate the Platform, you would be subject to the increased risk of fraud or Borrower identity theft and may experience losses on, or delays in the recoupment of amounts owed on, a fraudulently induced purchase of a Note. Additionally, if a hacker were able to access our secured files, he or she might be able to gain access to your personal information. While we have taken steps to prevent such activity from affecting the Platform, if we are unable to prevent such activity, the value of your investment in the Notes and our ability to fulfill our servicing obligations and to maintain the Platform would be adversely affected.

Events beyond our control may damage our ability to maintain adequate records, maintain the Platform or perform our servicing obligations. If such events result in a system failure, your ability to collect on the Notes would be substantially harmed.

If a catastrophic event resulted in a Platform outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected. Such events include, but are not limited to: fires, earthquakes, terrorist attacks, natural disasters, computer viruses and telecommunications failures. We store backup records in an offsite facility located in San Francisco, California. If our electronic data storage and backup data storage system are affected by such events, we cannot guarantee that you would be able to recoup your investment in the Notes.

PROSPER MARKETPLACE, INC.

General

Prosper Marketplace, Inc., which operates the Platform, was incorporated in the State of Delaware on March 22, 2005, under the name JC Capital Solutions, Inc. Prosper’s principal executive offices are located at 111 Sutter Street, 22nd Floor, San Francisco, California 94104. Prosper’s telephone number at that location is (415) 593-5400. Prosper’s website address is www.prosper.com.

Prosper was established based on the belief that a peer-to-peer Internet credit auction platform could be established as a trusted marketplace that would constitute a safe, predictable and fair environment for extending and obtaining consumer credit. Consumer Internet auctions have grown very rapidly in recent years as consumers and businesses have grown comfortable with buying and selling products directly from one another. Prosper believes that individuals with funds to invest desire an opportunity to obtain a better return on available funds than they can obtain from commercial bank deposits or money market funds, while consumer borrowers desire lower rates on their loans and credit cards balances than many can typically obtain through the existing consumer finance and credit markets.

In addition to operating the Platform, Prosper is the original payee and lender on the Notes. Prosper makes the Loan to each Borrower and evidences the Borrower’s obligation by separate Notes in the amount of each individual  winning bid. Each Note is thereafter sold and assigned to each respective Lender without recourse to Prosper. Prosper retains certain administrative, clerical, recordkeeping, identity verification, payment processing, collection and other obligations related to the Notes, which are referred to in this prospectus as the Lender Participant Rights. Through September 30, 2007, over $89 million in principal of Notes had been originated on the Platform. For more information about the Securities, see “Description of the Securities” beginning on page 35.

Management

The following table shows information about Prosper’s executive officers and directors as of September 30, 2007:

Name	Age	Position(s)
Christian A. Larsen	46	Chief Executive Officer, President and Director
John B. Witchel	39	Chief Technology Officer, Secretary and Director
Kirk T. Inglis	40	Chief Financial Officer
James W. Breyer	46	Director
Lawrence W. Cheng	32	Director
Paul M. Hazen	65	Director
Robert C. Kagle	51	Director

Christian A. Larsen co-founded Prosper and has been its Chief Executive Officer and President, and one of its directors since inception. Prior to Prosper, Mr. Larsen co-founded E-LOAN, Inc. in 1996, and served as one of its directors from 1996 until its acquisition in October 2005, and as its Chairman from March 2001 until October 2005. From 1999 to February 2005, Mr. Larsen served as Chief Executive Officer of E-LOAN, and from 1996 to 1998 and from January 2004 to June 2004,  Mr. Larsen served as President of E-LOAN. From 1992 to 1996, Mr. Larsen was the President of Palo Alto Funding Group, a mortgage brokerage he co-founded in 1992 and E-LOAN’s predecessor  company. Prior to attending business school, Mr. Larsen held positions at Chevron Corporation and NASA Ames Research Center. Mr. Larsen holds an M.B.A. from Stanford University and a B.S. from San Francisco State University.

John B. Witchel co-founded Prosper and has been its Chief Technology Officer and Secretary, and one of its directors since inception. Prior to Prosper, from 2002 to 2005, Mr. Witchel developed BrowserCam, a patent-pending online tool for testing the cross-browser compatibility of websites. From 1999 to 2001, Mr. Witchel was the Chief Executive Officer of Red Gorilla, a pioneer in online application syndication. Prior to Red Gorilla, in 1994, Mr. Witchel founded XCom Corporation, a web consultancy company that was acquired by USWeb/CKS in 1996, where Mr. Witchel served as a managing partner from 1996 to 1999. Mr. Witchel holds an M.S. from the University of San Francisco and a B.A. from Stanford University.

Kirk T. Inglis has been the Chief Financial Officer of Prosper since November 2006. Prior to joining Prosper, from June to November 2006, Mr. Inglis worked as a consultant for Wells Fargo Bank, N.A., consulting on the effectiveness of their online marketing programs. From 1994 to 2003, Mr. Inglis served in various positions with Providian Financial Corporation. At Providian, Mr. Inglis served as President of First Select Corporation, the largest purchaser of charged-off credit card debt in the United States, from 2000 to 2001. In addition, he served as Chief Financial Officer of GetSmart.com following its acquisition by Providian in 1999. Mr. Inglis also developed the financial planning and control infrastructure for Providian Financial Corporation following the spin-off from its parent company in 1996. Mr. Inglis holds an M.B.A. from Memphis State University and a B.A. from the University of Texas at Austin.

James W. Breyer has served as one of Prosper’s directors since April, 2005. Mr. Breyer has been a Partner of Accel Partners, a venture capital firm, since 1990. Mr. Breyer has served on the board of Wal-Mart Stores, Inc., a world-wide operator of retail stores, since 2001, on the board of RealNetworks, Inc., a creator of digital media services and hardware, since 1995, and on the board of Marvel Entertainment, Inc., a character-based entertainment company, since June 2006. He also serves on the boards of other privately held companies. Mr. Breyer is a member of the Board of Dean’s Advisors to Harvard Business School and is Chairman of the Stanford Engineering Venture Fund. Mr. Breyer holds a B.S. from Stanford University and an M.B.A. from Harvard University, where he was named a Baker Scholar.

Lawrence W. Cheng has served as one of Prosper’s directors since July 2006. Mr. Cheng has been a Partner at Fidelity Ventures, a venture capital firm, since June 2007, and a Principal since February 2005. Mr. Cheng has served on the boards of Mindshift Technologies, Inc., an IT services provider, since September 2005, and of eCredit.com, Inc., a provider of business information to credit and collection professionals, since December 2006. From February 2000 to January 2005, Mr. Cheng was a senior associate at Battery Ventures, from 1998 to 2000, he was an associate of Bessemer Ventures, and from 1996 to 1998, he was an associate consultant at Corporate Decisions, Inc. Mr. Cheng holds a B.A. from Harvard College.

Paul M. Hazen has served as one of Prosper’s directors since July 2006. Mr. Hazen is the chairman of the board of directors of KKR Financial Holdings LLC. Mr. Hazen joined Wells Fargo & Company in 1970, serving as Chairman of Wells Fargo from February 1997 to May 2001, Chairman and Chief Executive Officer from February 1997 to November 1998, Chief Executive Officer from January 1995 to February 1997, President and Chief Operating Officer from 1984 to 1995 and Vice Chairman from 1981 to 1984. Mr. Hazen is also the former President of Wells Fargo Real Estate Investment Trust, a publicly traded REIT, from 1973 to 1978. Mr. Hazen retired after he left his post as Chairman of Wells Fargo in May 2001. During his retirement, Mr. Hazen acted  as Chairman of Accel-KKR Company, Deputy Chairman and Lead Independent Director of Vodafone PLC and Lead Independent Director of Safeway, Inc. Mr. Hazen is currently the Lead Independent Director of Safeway, Inc., the Chairman of Accel-KKR Company and KKR Financial Corp., and a director of Xstrata plc. Mr. Hazen attended Amherst College and holds a B.S. in Finance from the University of Arizona and an M.B.A. from the University of California at Berkeley.

Robert C. Kagle has served as one of Prosper’s directors since April 2005. Mr. Kagle has been a Member of Benchmark Capital, the General Partner of Benchmark Capital Partners, L.P. and Benchmark Founders’ Fund, L.P., since its founding in May 1995. He has also served as a General Partner with Technology Venture Investors since 1984. Mr. Kagle has served on the board of Ebay Inc., an operator of an online commerce platform, since June 1997. He has served on the board of Jamba, Inc., and its predecessor, the Jamba Juice Company, a retailer of blended beverages and healthy snacks, since 1994. Since 1999, he has served as a director of ZipRealty, Inc., a residential real estate brokerage firm. Mr. Kagle also serves on the boards of other privately held companies. Mr. Kagel holds a B.S. from General Motors Institute (renamed Kettering University) and an M.B.A. from Stanford University.

Competition

The primary competitors of the Platform are major credit card companies such as JPMorgan Chase Bank, Bank of America, Citibank, other commercial banks, savings banks and consumer finance companies. In addition, an online lending company called Lending Club began operating in May 2007, and certain other peer-to-peer lending platforms appear to be preparing to commence operations. One of these, Zopa Limited, is already operating in the United Kingdom and is reportedly preparing to commence operations in the United States.

OPERATION OF THE PLATFORM

Overview

The Platform is a person-to-person online credit auction forum that enables prospective Borrowers to place and display listings for Loans, and enables Lenders who wish to commit to purchase Loans extended to Borrowers to bid on those listings, typically in amounts less than the entire Loan amount being requested by the listing. Lenders are able to choose among Borrower listings based upon a Borrower’s credit grade, debt-to-income ratio, proposed interest rate, user profile, group affiliation and other characteristics.

The Platform also allows for the formation of community groups and allows Borrowers to participate on the Platform as a member of a group. Although Borrowers do not need to join a group in order to request Loans on the Platform, group affiliation may provide Lenders additional information about a Borrower and may motivate Borrower payment performance.

If a Borrower’s listing is matched with a bid in, or in most cases several bids totaling, the amount of the Loan requested and certain Borrower information can be verified, the Borrower receives a three-to-five-year, unsecured, fully-amortizing Loan from Prosper to the Borrower. Each Loan to a Borrower is evidenced by separate Notes made payable to Prosper, in the amount of each winning bid, and each Note is thereafter sold and assigned by Prosper to the respective Lender without recourse. Prosper retains certain administrative, clerical, recordkeeping, identity verification, payment processing, collection and other obligations related to the Notes.

Prosper currently receives a transaction fee of 1% or 2% of the Loan amount at the time that it is funded, depending on the Borrower’s credit grade, subject to a minimum fee of $25, payable from the Borrower’s Loan proceeds. Prosper also receives a servicing fee from Lenders from the monthly payments on the Notes and may assess additional failed payment charges.

If Prosper is successful in establishing the Resale Platform, Prosper intends to charge all selling Lenders a nonrefundable resale listing fee of $0.25 per Note being listed for auction resale, or $0.50 per Note being listed for resale with an automatic sale feature. Prosper also intends to charge the selling Lender a resale transaction fee equal to 1.0% of the resale price, subject to a minimum fee of $0.50, if the note is resold on the Resale Platform.

See “Description of the Securities – The Notes – Borrower Finance Charges and Fees” beginning on page 37 and “–The Lender Participant Rights” beginning on page 40 for more information regarding compensation to and fees collected by Prosper.

Platform Participants

Borrowers. Borrowers are individuals (i.e., natural persons) who wish to obtain a Loan on the Platform. Borrowers must be U.S. residents, must reside in a state where Prosper is licensed as a direct lender or otherwise authorized or permitted to make Loans, and must be registered on the Platform. Borrowers may elect to participate on the Platform as part of a community group; however, Borrowers do not need a group affiliation to register and post listings on the Platform. Prospective Borrowers with a credit score of less than 520 and Borrowers with “no credit” (due to limited information or no recent activity on their credit report) are currently not allowed to post listings on the Platform. Additionally, Borrowers who obtain a Loan through the Platform and have their Loan charged off as a result of the Borrower’s default are not eligible to post any further listings on the Platform.

Lenders. Lenders are individuals or institutions who participate on the Platform by committing their funds to Borrowers’ listings by bidding on such listings. Although we refer to these participants as “Lenders,” the Loans are made by Prosper and then sold to such participants, making them loan purchasers. We use the term “Lenders” instead of “loan purchasers” or “note holders” for the sake of brevity and simplicity. Lenders must also register on the Platform. They are not required to give credit information to the same extent as Borrowers, but they are required to provide their Social Security number or taxpayer identification number and other personal details in order to allow us to verify their identity. Lenders may also join a group on the Platform, but are not required to do so. Prior to bidding on a listing, Lenders must transfer funds to an account maintained on the Platform, referred to in this prospectus as a funding account, in which Lender’s funds supporting bids are held and into which amounts due to Lenders from payments on the Notes are deposited.

Group Leaders. Group leaders are individuals who serve as the head of a group of Borrowers or prospective Borrowers on the Platform. Group leaders are able to condition membership on personal facts and characteristics that may not be available to Lenders generally. Group leaders are notified of any delinquent payments by Borrowers in their group, but are not allowed to take any collection actions. Prior to September 2007, group leaders could receive compensation from Prosper based on the payment performance of Loans obtained on the Platform by their group’s members. Group leaders will continue to receive compensation related to Loans that resulted from their members’ listings posted before September 13, 2007 (the date as of which Prosper discontinued the payment of compensation to group leaders for Loans originated on or after this date). Group leaders may only act as a leader of one group. Group leaders may also participate in the marketplace as Lenders and bid on listings of Borrowers within or outside of their group. Group leaders may also act as Borrowers and request Loans as an “ungrouped” individual or as a member of a group other than their own.

Prosper. Prosper operates the Platform. Prosper also services the Notes by collecting the monthly payments and distributing those payments to the Lenders, attempting to collect on delinquent payments, referring Notes to third party collection agencies and selling Notes in default to third party debt buyers. Prosper is licensed or otherwise authorized or permitted to make Loans in the states where Borrowers reside.

Registration on the Platform

All Platform participants must register with Prosper and agree to the Platform rules and Terms of Use, including consent to receipt of disclosures electronically. At the time of registration, individuals or authorized institutional agents must provide their name, address and an email address. After responding to an email verification, registrants must agree to the terms and conditions (including the applicable registration agreement) for the specific role for which they are registering. See “Description of the Securities – Material Agreements – Platform Participants” beginning on page 43 for more information.

Borrowers. Borrowers must provide their Social Security number, state driver’s license number and bank account information so that Prosper can verify the Borrower’s identity against data from credit reporting agencies and other identity and anti-fraud verification databases. Those who pass authentication are assigned one of seven “credit grade” credit score bands (AA, A, B, C, D, E, and HR (High Risk)) based on the credit score obtained by Prosper from an independent credit reporting agency. See “Description of the Securities – The Notes – Borrower Credit Quality” beginning on page 37 for more information.

Prosper also allows individuals to post listings on the Platform as a member of a group. Borrowers who are not already members of a group may request membership in a group in order to be eligible to post listings on the Platform as part of a group. Borrowers’ group membership requests are forwarded by Prosper to the applicable group leader, who determines and communicates whether the Borrower has been accepted into the group. A Borrower may only belong to one group at a time. Once accepted into a group, Borrowers are eligible to post listings on the Platform as part of the group.

Lenders. Lenders must provide, in the case of individuals, their Social Security number and state driver’s license number, or, in the case of institutions, their taxpayer identification number, to Prosper. At the time a Lender registers with Prosper, the Lender must agree to the rules, limitations, processes and procedures established by Prosper for originating, servicing, collecting and transferring Loans through the Platform, including a uniform collection process. At the time of registration, the Lender must select a collection agency to be used in the event the Loan goes into default. Lenders may change their collection agency preference at any time they bid on a listing on the Platform. See “Description of the Securities – The Notes – Borrower Default and Collection” beginning on page 38 for more information.

Lenders must deposit funds into a funding account prior to bidding on any listing on the Platform. No funds in the Lender’s funding account are ever commingled with Prosper’s own funds.

Group Leaders. An individual must be registered as a Borrower or a Lender on the Platform in order to register as a group leader. Groups can be any formal or informal collection of people with common interests, including social, cultural, ethnic, professional, education-based, geographical, athletic, religious or any other official or unofficial affiliation. There is currently no minimum or maximum number of members a group may have, but Prosper currently limits the number of listings new groups may have on the Platform at one time. Prosper reserves the right to limit, or change the limits on, the number of a group's members or listings. Group leaders also have the ability, if they so choose, to review and approve their group members’ listings before they are posted on the Platform for bidding. Prior to September 2007, group leaders could receive compensation from Prosper based on the payment performance of Loans obtained on the Platform by their group’s members. Group leaders will continue to receive compensation related to Loans that resulted from their members’ listings posted before September 13, 2007 (the date as of which Prosper discontinued the payment of compensation to group leaders for Loans originated on or after this date).

Posting Listings

Once registered, Borrowers may use the Platform to request Loans in amounts ranging from $1,000 to $25,000, subject to variations based on applicable state laws and Prosper's lending authority in a particular state. In addition to the amount of the requested Loan, Borrowers indicate the maximum interest rate they are willing to pay. Borrowers’ requests for Loans – referred to as “listings” – are displayed and offered for auction on the Platform by credit grade, debt-to-income ratio, Borrower location and other characteristics drawn from the Borrower’s credit report. Borrowers may also provide a picture and a narrative describing personal characteristics or motivations which they believe may persuade Lenders to bid on their listing. Borrowers can specify a listing duration of between three and ten days, or they can designate their listing for “automatic funding,” whereby the listing will close as soon as the Borrower’s requested Loan amount is met by one or more Lender bids. Borrowers may withdraw their listing without charge at any time prior to expiration of the listing.

Borrowers’ credit grades are posted with their listings, along with additional summary credit data from the Borrower’s credit report, including the number and aggregate amount of currently-delinquent accounts, the number of 90-day delinquencies in the last seven years, the number of negative public records (e.g., bankruptcies, liens and judgments) on the Borrower’s credit report over the last ten years, the date the Borrower’s first reported credit line was opened, the total number of credit lines appearing on the credit report, along with the number that are open and current, the total balance on all of the Borrower’s open revolving credit lines, the Borrower’s bank credit card utilization ratio, expressed as a percentage, reflecting the ratio of the total balance used to the aggregate credit limit on all open bank credit cards, and the number of inquiries made by creditors to the Borrower’s credit report in the last six months. If a new listing is posted more than 30 days after the Borrower’s credit grade was last determined from the Borrower’s credit report, Prosper will initiate an inquiry to obtain another credit report in order to update the Borrower’s credit grade and other credit data. See “Description of the Securities – The Notes – Borrower Credit Quality” beginning on page 37 for more information.

Listings also display an estimate of the Borrower’s non-housing debt-to-income ratio (or DTI) that would result if the listing were matched and the Loan were to be funded. In calculating a Borrower’s DTI, Prosper includes as debt the Loan they are requesting through the Platform and uses existing non-housing debt as shown on the Borrower’s credit report, but relies (without verification) on the Borrower’s statement of income. Listings also display the Borrower’s self-reported occupation, employment status and range of income, and indicate whether the Borrower is a homeowner. In most instances, homeownership status is derived from the Borrower’s credit report; if the report reflects an active mortgage loan, the Borrower is presumed to be a homeowner (although Borrowers may also provide proof of homeownership to establish homeownership status). Listings also display the Borrower’s group affiliation, if any, and the group’s rating and other characteristics.

Borrowers may have up to two Loans outstanding at any one time, provided that the aggregate outstanding principal balance of both Loans does not exceed the maximum Loan amount for the Borrower’s state of residence. To be eligible to obtain a second Loan, Borrowers must be current on their existing Loan, and must not have been delinquent in making their two most recent monthly Loan payments. Also, Borrowers may not post a listing for a second Loan within six months following the origination date of their existing Loan. Borrowers may have only one listing outstanding at a time.

Bidding on Listings

Prosper provides for two types of Lender bids. Lenders can bid selectively, by browsing through and bidding on one or more Borrower listings. Lenders can also bid by making a “standing order” by indicating the amount the Lender is willing to commit to Borrower listings, the interest rate and Borrower and group criteria and other characteristics of the Notes or Borrower that the Lender would bid on if available. Lenders can employ either or both methods of bidding. Currently, the minimum amount a Lender may bid is $50, and the maximum amount a Lender may bid on a listing is the amount of the requested Loan. The maximum aggregate amount an individual Lender may bid on the Platform is currently $5,000,000 for individuals and $50,000,000 for institutions.

To bid selectively, Lenders may browse online on the Platform through available Borrower listings displayed on the Platform by desired Loan amount, current auction interest rate, Borrower credit grade, non-housing debt-to-income ratio, and group and other Borrower characteristics. A Lender can bid on as many Borrower listings as the Lender desires, subject to the aggregate bidding limit.

To bid using standing orders, the Lender enters an aggregate amount the Lender desires to bid, the maximum amount that may be bid on one Borrower listing, the minimum interest rate the Lender is willing to receive, the acceptable Borrower credit grade or grades, the acceptable range of DTIs and other Borrower credit characteristics. When a Lender makes a standing order, bids will automatically be placed on any then active Borrower listings meeting the criteria selected. Borrower listings with the highest current auction rates above the Lender’s minimum will be matched first, and thereafter the Lender’s bid will be matched to Borrower listings with incrementally lower current auction rates (but still at or above the Lender’s minimum acceptable rate) until all of the Lender’s funds committed to the standing order are placed. Lenders can pause or cancel standing orders, and can direct that, as new funds are deposited into the Lender’s funding account from Loan payments or transfers of new funds, they be applied to the standing order and automatically bid on listings that meet the criteria of the standing order.

Both the selective and standing order bidding methods enable Lenders to diversify the risk of Borrower default if they elect to do so. It is solely up to the individual Lenders to select their bidding method and the credit characteristics which are acceptable to the Lender and to determine a diversification strategy. Prosper plays no role in the decision-making process of any Lender.

To ensure that listings can be matched with winning bids as soon as listings expire, at the time a Lender makes a bid (whether selectively or through a standing order) the Lender must have funds on deposit in the Lender’s funding account in at least the amount of the Lender’s outstanding bids. Lenders may not withdraw bids once they are posted on a listing. Bids expire automatically when they are no longer “winning” – i.e., when the bidding Lender is outbid – or when a listing expires without having received bids in the amount of the requested Loan or is withdrawn by a Borrower.

At the time listings or bids are posted, the Borrower or Lender, as applicable, electronically signs an agreement committing the party to the terms of a Loan, should a bid and listing be matched. Listings and bids are not guaranteed to be accepted or matched. The Borrower’s commitment when posting a listing is to make payments in accordance with the terms of the Note or Notes evidencing the Loan should the listing receive a sufficient amount of bids to result in Prosper’s funding of the requested Loan. The Lender’s bid is a commitment to purchase a Note in the principal amount of the Lender’s bid, should the listing receive a bid or bids totaling the Borrower’s requested Loan amount.

Verification of Participant Information

Prosper reserves the right in the Borrower Registration Agreement to verify the accuracy of all statements and information provided by Borrowers, Lenders and group leaders in connection with listings, bids and Loans. Prosper may conduct its review at any time – before, during or after the posting of a listing, or before or after the funding of a Loan. If Prosper is unable to verify material information with respect to a Borrower, listing or bid, Prosper may cancel or refuse to post a listing, or cancel any or all bids against a listing. Prosper may also delay funding of a Loan in order to enable Prosper to verify the accuracy of information provided by a Borrower, a Lender or a group leader in connection with the listing or bids, and to determine whether there are any irregularities with respect to the listing or bids. Prosper may also refuse to make a Loan, even if the listing garners a sufficient amount of bids to otherwise support the funding of the Loan, if material misstatements or inaccuracies are found in the listing or in other information provided by the Borrower.

In most instances, Prosper does not verify the income, employment and occupation or other information provided by Borrowers in listings. The Borrower’s income, employment and occupation is self-reported, and the Borrower’s DTI is derived by Prosper from a combination of the Borrower’s self-reported income and information from the Borrower’s credit report. The credit data that appears in listings is taken directly from a credit report obtained on the Borrower from a credit reporting agency, without any review of verification by Prosper. Prosper does not verify any statements by Borrowers as to how Loan proceeds are to be used and does not confirm after Loan funding how Loan proceeds were used. Although Borrowers may provide proof of homeownership to establish homeownership status, in most instances homeownership status is derived from the Borrower’s credit report, but is not verified by Prosper; if the credit report reflects an active mortgage loan, the Borrower is presumed to be a homeowner.

Prosper reserves the right in the Borrower Registration Agreement to verify all statements and information provided by Borrowers in listings at any time. If material misstatements or inaccuracies are found, Prosper has the right to cancel listings or refuse to make a Loan. In instances where Prosper chooses to verify the income, employment and occupation or other information provided by Borrowers in listings, the verification is normally done at the pre-funding stage, after the listing has been already been created and bidding has ended. In such cases, the results of Prosper’s verification are not reflected in the listings themselves.

In connection with Prosper’s identity and anti-fraud verification of Borrowers, Prosper verifies the deposit account from which the Borrower will make payments, to determine that the Borrower is the holder of record of the account. Even if a listing receives bids in the total amount requested, Prosper will cancel the listing without funding the requested Loan if Prosper is unable to verify the Borrower's account. While Prosper attempts to authenticate each Platform participant’s identity, Prosper’s fraud checks could fail to detect identity theft, fraud and inaccuracies. See “Risk Factors – Risks Related to Borrower Default” beginning on page 15 for more information.

Auction Process and Loan Funding

When a Lender places a bid, the amount of that bid is placed on hold in the Lender’s funding account pending the completion of the auction, or until such time that the bid is no longer winning or expires. If an auction has been completed and a Lender’s bid determined to be a “winning bid,” Prosper will provide the Loan proceeds to the Borrower from Prosper’s own funds. Loan funding occurs when Prosper disburses Loan proceeds into the Borrower’s designated deposit account, using the ACH banking network for transmission of the funds. On the day following the date Loan proceeds are disbursed to the Borrower, the Lender’s funds in the amount of his or her bid are transferred from the Lender’s funding account to Prosper by the depository bank. In the event that a Lender’s bid is not a winning bid, the hold on the funds will be released, and the funds in the amount of the bid will be available for further bidding by the Lender.

If a listing gets a bid or bids in an amount totaling the amount of the requested Loan, the bids that are winning bids at the time the listing expired are matched with the listing, and Prosper delivers the requested Loan amount to the Borrower (less Prosper’s transaction fee) in exchange for separate Notes in the amount of each winning bid. Although a Lender may bid the entire requested Loan amount and be the sole winning bidder on a listing, Lenders may bid in lower increments, and listings are frequently matched with multiple bids from different Lenders. It is up to each Lender to decide whether and to what degree the Lender will seek to diversify the risk of Borrower default through the Lender’s bidding strategy. See “Risk Factors – Risks Inherent in Investing in the Notes” beginning on page 19 for more information.

Each Loan is evidenced by separate Notes, each in the amount of each  winning bid, and each Note is sold and assigned without recourse by Prosper to the respective Lender. For example, if a Borrower requests a $1,500 Loan and there are 15 winning bids of $100 each on the Borrower’s listing at the time the listing expires, the Borrower will electronically sign 15 separate Notes, each in the principal amount of $100. All Loans are originated by Prosper from its own funds, and the Notes evidencing the Loan to the Borrower are thereafter sold to the Lenders whose bids have been matched with the Borrower’s listing. When the auction bidding period expires, Prosper completes its pre-funding verification prior to disbursement of Loan proceeds. Loans are funded from Prosper’s own account, and the Loan proceeds are transferred into the Borrower’s designated account via electronic transfer. Prosper’s transaction fee is paid by the Borrower out of, or contemporaneously with disbursement of, the proceeds of the Loan at the time the Loan is funded.

Borrowers are provided with legally-required disclosures at each stage of the process. Borrowers do not have any right to rescind any Loan that results from the matching of their listing with winning bids. Although all Notes are originated and sold without recourse by Prosper, Prosper represents and warrants to the Lenders who are the winning bidders on a listing that as of the date a Loan is sold to the Lender, (1) Prosper has complied in all material respects with applicable federal, state and local laws in originating the Loan, (2) the proceeds of the Loan have been fully disbursed to the Borrower from Prosper’s own funds prior to the Lender’s purchase of the Note, and (3) Prosper has made commercially reasonable efforts to authenticate the identity of the Borrower, and based on such authentication, to the best of Prosper’s knowledge: (i) the Borrower had full legal capacity to execute and deliver the Note, and (ii) each Note is the legal, valid and binding obligation of the Borrower, and is enforceable in accordance with its terms. The Lender Registration Agreement provides that, in the event of a material breach of Prosper’s representations and warranties, Prosper must either cure the defect, repurchase the Note, or indemnify and hold the Lender harmless against losses resulting from the defect in the Note. See “Description of the Securities – Material Agreements – Platform Participants” beginning on page 43 and           “– Repurchase of the Notes by Prosper” beginning on page 47 for more information.

Depository

When posting a bid, a Lender transfers funds electronically into the Lender’s funding account, an account maintained by Prosper at an FDIC-insured depository institution, for the benefit of the Lender. Subsequent Borrower payments on a Note are also deposited into the funding account, after initially being deposited into a master servicing account. Once a Loan is made and Loan proceeds have been disbursed to the Borrower, the servicing of the Loans is accomplished by Prosper through a master servicing account at an FDIC-insured depository institution.

Based on its interpretation of certain rulings of the FDIC, Prosper has structured the Platform accounts such that the funds in the accounts at the FDIC-insured depository institution that belong to Platform participants are protected by FDIC deposit insurance up to $100,000 per individual on a pass-through basis. In the period of time while any funds are awaiting application to acquire a Loan or distribution to a Lender or Borrower, they are protected from loss by the FDIC insurance coverage and federal bank regulation. Pass-through deposit coverage is contingent upon Prosper maintaining accurate account records. Prosper maintains records of Loan distributions, repayments, delinquencies and defaults. Platform participants do not currently accrue interest on amounts held in the Prosper accounts. No funds in the Lender’s funding account are ever commingled with Prosper’s own funds. Except for funds in the Lender’s funding account subject to pending bids, a Lender may withdraw amounts from his or her funding account at any time.

Servicing

Prosper is obligated to provide certain administrative, clerical, recordkeeping, identity verification, payment processing, collection and other services with respect to the Notes. The Notes are recorded on Prosper’s books and the account and repayment performance are reported by Prosper to the credit reporting agencies without displaying the identity of the individual Lender or Lenders who own the Notes. Borrowers’ Loan payments are made by electronic transfers or bank draft directly from each Borrower’s designated payment account into a master servicing account maintained at an FDIC-insured depository institution and administered by Prosper primarily for the benefit of the individual Lenders. Prosper maintains electronic records of Loan disbursements and Borrowers’ payments and provides monthly account statements in electronic format to Borrowers and Lenders. All collections, less Prosper’s servicing fee, are delivered via electronic transfer from the master servicing account to the Lender’s funding account. See “Description of the Securities – The Lender Participant Rights” beginning on page 40 for more information.

Resale of the Notes

Prior to the date of this prospectus, the Notes have been non-transferable except by assignment to a collection agency upon default. As soon as practicable after the date of this prospectus, Prosper intends to establish a secondary trading market online auction platform, or the Resale Platform, on which the Notes may be resold to other Lenders after three months following the date that a selling Lender acquired the Note from Prosper (or immediately if the selling Lender acquired the Note on the Resale Platform). After the three-month holding period, if a selling Lender desires to sell a Note prior to the end of the Note’s term, the selling Lender may post the Note for sale on the

Resale Platform for resale in a similar auction format as a Borrower listing. If a Lender purchases the Note, then the Note will be transferred through the Resale Platform to the Lender. A Note resold through the Resale Platform must be purchased in its entirety by a single Lender. Once a Note has been resold through the Resale Platform to a subsequent Lender, the Note may again be resold through the Resale Platform without any required holding period. After the date of this prospectus, except for sales of Notes on the Resale Platform, the Notes will continue to be non-transferable except by assignment to a collection agency upon default.

Notes outstanding prior to the date of this prospectus will become transferable through the Resale Platform as a result of the amendment to the Lender Registration Agreement, effective as of the date of this prospectus. Previously, the Notes were non-transferable except by assignment to a collection agency upon default.

Notes Subject to Resale by Lenders. The Resale Platform will enable Lenders to resell Notes originated on the Platform as well as Notes purchased from other Lenders through the Resale Platform. In order for Notes to be eligible for resale by a selling Lender, the selling Lender must have held them for a minimum of three months following the date that a selling Lender acquired the Note from Prosper (or immediately if the selling Lender acquired the Note through the Resale Platform). Notes that have been previously resold through the Resale Platform may be resold by the purchasing Lender without any required holding period. Notes on which Borrowers have become delinquent will be eligible for resale on the Resale Platform. There is no limit on the number of times Notes may be resold on the Resale Platform, so long as they are outstanding.

Creation of Resale Listings. Lenders who want to sell one or more of their Notes may offer them for resale on the Resale Platform by creating and posting a “resale listing.” Lenders may offer to sell any or all of the Notes they own and may offer to resell more than one Note at the same time.

The Lender will designate a minimum sale price the Lender is willing to receive for the Note. The lowest minimum sale price Lenders may offer in a resale listing will be $0.50. The minimum offered sale price may not exceed the sum of (i) the total of all remaining monthly payments of principal and interest on the Note, plus (ii) accrued but unpaid late charges.

Selling Lenders who post resale listings will be able to specify a listing duration of three, five or seven days. Selling Lenders may also, for an additional fee, add an “automatic sale” feature to their resale listing, which would allow the selling Lender to set an automatic sale price in addition to their minimum offered sale price. This feature would close a resale listing immediately after the listing receives an initial bid equal to the automatic sale price, and the Note would be immediately sold to the Lender who posted the bid.

It is anticipated that Lenders who post resale listings will pay Prosper a nonrefundable resale listing fee of $0.25 per Note being listed for resale in the auction format. Lenders who post resale listings designated for resale with an automatic sale feature will have to pay Prosper a nonrefundable resale listing fee of $0.50 per Note being listed for resale. Resale listing fees will be deducted from the Lender’s funding account at the time the resale listing is posted on the Resale Platform.

Resale listings will be able to be withdrawn by the selling Lender, without charge (other than the loss of the resale listing fee, which is non-refundable) at any time prior to expiration of the auction bidding period, or in the case of resale listings designated for immediate sale, at any time before a winning bid is received.

Display of Resale Listings. It is anticipated that resale listings will be displayed for auction on the Resale Platform, and include the selling Lender’s screen name, the offered sale price of the Note, the interest rate on the Note and the remaining term of the Note, and the effective rate that corresponds to the offered sale price. Resale listings will also include the repayment status on the Note (i.e., current or delinquent), a summary of the Borrower’s payment history and the next scheduled payment on the Note. The repayment status will be updated as payments come due while the resale listing is open for bidding. Resale listings will also include the remaining duration of the resale listing, and whether the resale listing has an automatic sale feature.

Resale listings will include a link to the original Borrower listing (including the listing title, description, credit data, endorsements, questions and answers, and original bidding history) that corresponds to the Note being offered for resale. Although resale listings will be displayed publicly on the Resale Platform, the corresponding Borrower listings will be viewable only by registered Lenders.

The selling Lender’s offered sale price of the Note will be displayed as a dollar amount. Resale listings will also display an effective rate that corresponds to the offered sale price, based on a comparison of the sale price to the remaining principal balance and remaining term of the Note. For example, if a selling Lender designates a $90 sale price for a Note that bears interest at 12% and has a remaining principal balance of $90, the listing will display the sale price of $90 and a corresponding effective interest rate of 12%. However, if the Lender specified a sale price of $95, the corresponding effective interest rate displayed would be less than 12%. Conversely, if the Lender specified a sale price of $80, the corresponding effective interest rate displayed would be greater than 12%. The display of the corresponding effective interest rate is included for the benefit of bidders who are more interested in expected rate of return than the remaining principal amount of the Note.

Bidding on Resale Listings. Only registered Lenders are eligible to bid for and purchase Notes listed for resale on the Resale Platform. Lenders may bid for and purchase one or more Notes from selling Lenders. As with bidding on Borrower listings, Lenders who bid on resale listings must have funds on deposit in the Lender’s funding account in at least the amount of the Lender’s bid or bids; Lender withdrawals from the Lender’s funding account are prohibited to the extent any such withdrawal would reduce the balance below the aggregate amount of the Lender’s pending bids on Borrower listings and resale listings. Lenders are not eligible to bid on their own resale listings.

Lenders bidding on resale listings must bid for the full amount of the Note being sold, and there may be only one winning bidder for a Note offered for resale by a selling Lender.

Lenders bidding on resale listings can bid selectively, by browsing through and choosing one or more resale listings that appeal to the Lender. Lenders can also bid by making a “standing order,” by pre-selecting bid parameters such as the amount the Lender is willing to bid, the effective rate and the remaining term of the Note being offered for sale. Lenders bidding on resale listings can employ either or both methods of bidding.

Bids may be made by Lenders until the end of the auction period specified in the resale listing. The selling Lender may, however, end the auction bidding period early at any time after a winning bid is made. The winning bidder is the Lender who has bid the highest price as of the end of the auction bidding period (or the automatic sale price with respect to a resale listing with such a feature).

Proxy Bidding. The Resale Platform will employ an automated proxy bidding system that enables bidding Lenders to place a bid higher than the then current bid, and have bids continually applied against a resale listing, up to a specified maximum bid amount. The maximum bid amount is hidden from view until competing bids push the current sale price higher until the maximum bid is met.

Close of Bidding and Resale of Loans. When a resale listing ends with a winning bidder, the final sale price is immediately withdrawn from the winning Lender’s funding account to pay the selling Lender. Prosper intends to charge the selling Lender a resale transaction fee equal to 1.0% of the sale price, subject to a minimum fee of $0.50. Prosper’s resale transaction fee is deducted from sale proceeds prior to the sale proceeds being transferred to the selling Lender’s funding account.

Upon the selling Lender’s receipt of the final net sale proceeds, the Note is sold, transferred and assigned by the selling Lender to the winning bidder without recourse. All further Borrower payments made on the Note will be credited to the account of the Lender who purchased the Note from a previous holder. The purchasing Lender may retain ownership of the Note for the remainder of its term, or list the Note for resale on the Resale Platform. The electronic original Note is kept in the possession and control of Prosper, as servicer of the Note, for the remaining term of the Note, or until a Note in default is sold to a third-party debt buyer.

Resale Fees. Prosper intends to charge all selling Lenders a nonrefundable resale listing fee of $0.25 per Note being listed for auction sale, or $0.50 per Note being listed for auction with an automatic sale feature. Listing fees will be charged and collected at the time the listing is posted on the Resale Platform by deducting the resale listing fee from the selling Lender’s funding account.

Prosper also intends to charge the selling Lender a resale transaction fee equal to 1.0% of the sale price, subject to a minimum fee of $0.50, which will be deducted from the sale proceeds at the time a Note is sold to a subsequent Lender. Prosper will collect its resale transaction fee only if the Note is sold. In addition, Prosper will continue to receive its monthly loan servicing fee on the Note. See “Description of the Securities – The Lender Participant Rights” on page 40 for more information regarding servicing fees payable to Prosper.

Broker-Dealer. In connection with establishing the Resale Platform, Prosper intends to either enter into an agreement with a broker-dealer registered under the Securities Exchange Act of 1934 to effect the transfer of the Securities on the Resale Platform or to establish a subsidiary which would be so registered.

DESCRIPTION OF THE SECURITIES

General

The Securities to which this prospectus relates include the Lender Participant Rights, which are associated with the Notes, and the Notes. The Lender Participant Rights represent the obligations of Prosper to seek to establish and maintain the Resale Platform, and to provide various administrative, clerical, recordkeeping, identity verification, payment processing, collection and other services, with respect to the Notes, as described in this Prospectus and as set forth in each Lender Registration Agreement. The Notes are promissory notes representing three-to-five-year, unsecured, fully-amortizing credit obligations of individual Borrowers. Prosper has no obligation for payment of principal of or interest or other charges on the Notes.

The Notes

The Notes represent unsecured fully-amortizing credit obligations of individual Borrowers on the Platform. Each Note has a term of three-to-five years, and may be prepaid by the Borrower at any time without penalty. Interest rates, principal amount and term vary among the Notes. Notes representing a single Loan to a Borrower will have the same interest rate and term, but may be in different principal amounts. The applicable interest rates on the Notes are determined in an auction format where prospective Borrowers post listings requesting Loans and indicate the maximum interest rate they are willing to pay and the term of the desired Loan, and Lenders “bid” the amount they are willing to commit to the purchase of the Notes and the minimum interest rate they are willing to receive.

When a Borrower’s Loan listing is matched with a Lender bid in, or Lender bids totaling, the amount of the Loan requested by the Borrower, the Borrower receives a three-to-five-year, unsecured, fully-amortizing Loan from Prosper. Each Loan is evidenced by separate Notes in the amount of each winning bid, and each Note is thereafter sold and assigned by Prosper to each respective Lender without recourse to Prosper. See “Operation of the Platform – Auction Process and Loan Funding” on page 30 for more information regarding the matching of bids and listings, the origination  of Loans and the issuance of the Notes.

Interest. Except in the case of Notes that represent a single Loan to a Borrower, interest rates vary among the Notes. Interest rates are determined in an auction format where prospective Borrowers indicate the maximum interest rate they are willing to pay and Lenders bid the minimum interest rate they are willing to receive. The interest rate for all Notes with respect to a Loan is determined at the end of a listing period (between three and ten days). If a Borrower listing receives a bid in, or bids totaling, the amount of a requested Loan, the interest rate is fixed for the term of the Notes at the minimum interest rate acceptable to all Lenders who are the winning bidders for the Loan at the expiration of the auction bidding period. Borrowers may elect to forego the potential benefits of auction bidding and designate their listing for “automatic funding,” in which case the bidding period will end automatically as soon as the listing receives bids totaling the requested Loan amount, and the interest rate will be the Borrower’s designated maximum interest rate.

Interest is charged on unpaid principal until the full amount of principal has been paid, beginning on the origination date of the Loan. Interest on the Notes accrues daily, on the basis of a 365-day year, based on the then current outstanding principal amount of the Loan. While payments are divided into equal monthly installments for the term of each Note, a greater amount of each payment is applied to interest at the beginning of the Note’s term, while an increasing amount of each payment is applied to principal towards the end of the Note’s term. As the principal balance drops over the course of the Note’s term, the rate of accrual will also slow over the term of a Note. The applicable interest rate will not change as a result of late payments or any default. Because interest accrues on a simple interest basis, if payments are made before or after the scheduled payment due date, the final monthly payment amount may be less than or greater than the regular monthly payment amount, and early payments and prepayments may reduce the number of remaining payments on the Note.

Interest rates may be limited by state consumer lending laws, some of which specify maximum interest rates at which money can be loaned to borrowers in that state. State interest rate limitations on the Platform are determined by reference to the laws of the Borrower’s state of residence, or in some instances, the rate limitations applicable in California. The state interest rate limitations do not apply to Lenders. Lenders from any state can bid at interest rates up to the maximum interest rate specified by any Borrower. When a Borrower posts a listing on the Platform, the maximum interest rate the Borrower can indicate he or she is willing to receive on the listing is capped at the maximum interest rate allowed under state interest rate limitations applicable to the Borrower.

Payments. The Notes are payable in equal monthly installments throughout the term of the Note, consisting of principal and interest, with the final payment consisting of the then remaining principal, unpaid accrued interest and any other accrued but unpaid charges due on the Note. Borrowers are required to make monthly payments for the duration of the Notes, unless they decide to prepay the Loan. Loans originate on a particular day of the month and have monthly payments due that same day of future months. Loans which originate on a day of a month which doesn’t exist in future months will have monthly payments due on the closest possible day of future months. For example, a Loan with an origination date of January 31 will have its monthly payments due on February 28 (during non-leap years), March 31, April 30, etc.

Borrowers can choose one of two payment methods:

•        Electronic funds transfer: Under this method monthly payments are made electronically on the Automated Clearing House (ACH) banking network by preauthorized withdrawals from the Borrower’s designated payment account.

•        Bank draft: Borrowers who choose the bank draft method of payment are authorizing Prosper to write a check on a monthly basis on their behalf to cover their payment each month.

The interest rates shown on listing pages on the Platform assume that a Borrower will choose the ACH method of transfer, and reflect a 1.0% reduction in the interest rate as an incentive to select this method of payment because payments made by ACH transfer are less costly for Prosper to administer. Borrowers who choose not to make payments by ACH transfer will not receive this discount. The amount of the 1.0% discount foregone by Borrowers who do not choose the ACH method of transfer will not be paid to Lenders, but will be retained by Prosper for processing bank draft payments.

As payments are made, they are applied first to any late charges then due, then to any unpaid NSF fees, then to interest then due and then to unpaid principal balance. Borrower payments on a Loan are allocated pro rata to Lenders based on the principal amount of each Lender’s Note with respect to the Loan. Prosper’s servicing fee is deducted from monthly payments as they are received.

Borrowers have the option to pay all or part of the outstanding principal balance in advance of the due date at any time and without any penalty. For a Borrower to prepay a Note in full, the principal balance along with interest and any fees accrued to the date on which the payment will be initiated (which may be one or more days in the future) will be added together to determine the amount required to pay off the Loan. If a Borrower makes a partial prepayment, the amount paid in excess of the amount then due is applied to the principal amount outstanding. Monthly payment amounts will not change but the term of the Loan may shorten as interest will continue to accrue only on the principal amount that remains outstanding.

Borrower Chargebacks. It is possible that a Borrower who has made a Loan payment can have his or her bank cancel and request a refund on that payment. This is referred to as a chargeback. A Borrower chargeback is initiated outside of Prosper. Because Prosper imposes a waiting period of four business days on incoming payments from the initiation of the payment before any portion of such payment is credited to a Lender’s funding account, payment failures and cancellations that occur within four business days of payment initiation have no impact on the Lender’s funding account balance.

Beyond the four business day waiting period, however, the rules governing funds transfers through the ACH banking network provide that Borrowers have up to 60 days to request a chargeback on their Loan payments. Prosper will contest chargebacks when we deem it appropriate.

If a chargeback is processed successfully between four and 60 days after the payment was initiated:

•        The full amount of the chargeback will be withdrawn from Lenders’ funding accounts. This may cause a Lender to have a negative cash balance.

•        Prosper Lender servicing fees will be refunded to the Lender commensurate with the amount of the chargeback (except to the extent a Lender has a negative cash balance in his or her funding account).

•        The amount of the chargeback representing a payment toward principal will begin accruing interest again in the Borrower’s Loan balance.

•        Applicable late fees will be assessed to the Borrower, to the extent allowed by applicable law, based on the effect of the chargeback on the Borrower’s payment status.

Unsecured Obligations; No Recourse to Prosper. All Notes issued on the Platform are unsecured credit obligations of individual Borrowers. This means that there is no collateral supporting any extension of a Loan to a Borrower that may be foreclosed upon in the event of default or in lieu of payment. There is no right of recourse to Prosper on the Notes. None of Prosper, any depository bank or any collection agency has any obligation for payment of principal of or interest or other charges on the Notes. The Notes are not guaranteed by any person, entity or governmental agency or other third party. Only the individual Borrower on a Note has any obligation for payment of principal of or interest or other charges on the Note.

Governing Law. In most cases, the Notes by their terms are governed by the laws of the state in which the applicable Borrower on the Notes resides, as reflected in Borrower registration records maintained by Prosper. Borrowers are obligated to notify Prosper of any change in their state of residence. For Borrowers who are residents of Alaska or Minnesota, Notes representing their obligations are governed by the laws of the State of California.

Borrower Finance Charges and Fees

Transaction Fees. Prosper charges a transaction fee each time a Loan is funded. The transaction fee is currently either 1% or 2% of the Loan amount, depending on a particular Borrower’s credit grade, or $25, whichever is greater. The transaction fee is paid by the Borrower out of, or contemporaneously with disbursement of, the Loan proceeds at the time a Loan is funded. The amount and method of charging the transaction fee is subject to adjustment to the extent required by applicable state law.

Failed Payment Fees (NSF fees). If an automatic monthly payment fails due to insufficient funds or because a Borrower closes his or her bank account and fails to notify Prosper, the Borrower will be charged $15 on the first failed payment of each billing period. This fee may vary, or may not be charged at all, depending on applicable laws of the Borrower’s state of residence. This fee is retained by Prosper to cover Prosper’s administrative expenses for processing failed payments.

Late Payment Fees. If a monthly payment is 15 days late, the Borrower will be charged a late fee. Late fees are passed on to Lenders once collected. Late fee amounts may vary, and late fees may not be charged at all, depending on the law applicable to the Borrower’s Loan.

If payments are paid late, payments will be first applied against accrued failed payment fees and late payment fees, and a greater portion of the payment will be applied to accrued interest, and a lesser portion (if any) will be applied to principal reduction, which will result in the Loan not amortizing as originally scheduled.

Borrower Credit Quality

Prosper assigns one of seven letter credit grades (AA, A, B, C, D, E and HR (High Risk)), based on the Borrower’s credit score, to each registered Borrower who posts a listing. Prosper currently uses Experian Scorex PLUSSM credit scores, but may from time to time change the type or source of the credit scores it uses to determine credit grades. Experian is one of the three leading credit reporting agencies in the United States. The Experian Scorex PLUSSM model is proprietary to Experian and is built for predicting risk on new accounts for all types of traditional consumer credit products. Experian’s databases hold information about the credit status of more than 300 million consumers and about 30 million businesses around the world. Experian collects this information from publicly available sources and from lending organizations.

A credit score is a number that attempts to forecast the likelihood of a prospective borrower’s performance of its obligations with respect to extensions of credit. Scoring algorithms analyze historical data, such as a prospective borrower’s past credit history and payment records, and assign a numerical score of the prospective borrower, ranging from a high of 900 to a low of 300. A higher number is indicative of greater likelihood that the prospective borrower will pay his or her credit obligations. Prosper’s seven letter credit grades correspond to seven credit score tiers, with more favorable credit grades assigned to the higher scores. Therefore, a prospective Borrower with a credit grade of AA is the most likely to make timely payments on his or her Loan and a prospective Borrower with a credit grade of HR is the most likely to become delinquent on his or her payment obligations.

The following table shows the equivalent Borrower Experian Scorex PLUSSM credit scores for Prosper letter credit grades:

Credit Grade	AA	A	B	C	D	E	HR
Experian Scorex PLUSSM Credit Score	760 and up	720-759	680-719	640-679	600-639	560-599	520-559

Prosper does not allow individuals with an Experian Scorex PLUSSM credit score below 520 to post listings on the Platform.

When a Borrower initiates the process of posting a listing for a Loan on the Platform, Prosper checks to see if it already has a credit grade on file for that person and associates that credit grade with the listing. Currently, if Prosper does not have a credit grade on file for such Borrower less than 30 days old, Prosper initiates an inquiry to retrieve a credit score on the Borrower and then assigns the corresponding credit grade. Borrowers’ credit grades are displayed with their listings and are available for viewing by Lenders. The Experian Scorex PLUSSM numerical credit score is not displayed or disclosed to anyone (including the Borrower).

Borrowers’ credit grades are posted with their listings, along with additional summary credit data from the Borrower’s credit report, including the number and aggregate amount of currently-delinquent accounts, the number of 90-day delinquencies in the last seven years, the number of negative public records (e.g., bankruptcies, liens and judgments) on the Borrower’s credit report over the last ten years, the date the Borrower’s first reported credit line was opened, the total number of credit lines appearing on the credit report, along with the number that are open and current, the total balance on all of the Borrower’s open revolving credit lines, the Borrower’s bank credit card utilization ratio, expressed as a percentage, reflecting the ratio of the total balance used to the aggregate credit limit on all open bank credit cards, and the number of inquiries made by creditors to the Borrower’s credit report in the last six months. In addition to this credit data, the credit profile includes the Borrower’s self-reported employment status, occupation and income range, and if the Borrower’s credit report reflects an active mortgage loan, the listing indicates that the Borrower is a homeowner.

Part of a Borrower’s credit profile is a debt-to-income ratio (or DTI). DTI is a measurement of the Borrower’s ability to take on additional debt. This number takes into consideration how much debt the Borrower had prior to requesting a Loan, in addition to what the Borrower’s debt will be if the requested Loan is made. The DTI is expressed as a percentage and is calculated by dividing the Borrower’s annual income (before taxes) into his or her annual non-housing debt payments as shown on the Borrower’s credit report. It is expressed as a percentage. Borrower income is self-reported, and Prosper does not verify any Borrower’s income when calculating DTI for listings.

Borrower Default and Collection

Delinquency. The Notes provide for late charges in the event monthly payments are not made when due. Late charges are assessed on delinquent payments after expiration of a 15-day grace period. The Notes also provide, to the extent permitted by applicable law, for the Borrower to pay any fees incurred as a result of failed automated payments or returned checks or bank drafts due to insufficient funds in the Borrower’s payment account (NSF fees).

If a Borrower who elected to make payments by automatic ACH withdrawals fails to make a monthly payment when due, Prosper will notify the Borrower of the payment delinquency. For Borrowers whose payments are made by preauthorized ACH transfers, Prosper will make two more attempts to complete the automated debit transfer from the Borrower’s payment account.

Collection. If a Borrower fails to make a payment and the delinquency is not cured within 30 days after the due date of the delinquent payment, Prosper assigns the account to the collection agency selected by the Lender or Lenders on the Loan at the time of bidding. Since there is more than one collection agency from which Lenders may choose, on Loans to a given Borrower with multiple Lenders, there may be a conflict between the Lenders’ choice of collection agency. In these instances, Prosper will use the selected collection agency common to the Lender or Lenders who have the greatest ownership interest in Loan. In the event of a tie among the Lenders as to their choice of a collection agency, the agency will be selected at random by Prosper.

As of the date of this prospectus, Prosper has contracted with Penncro Associates, Inc. and Firstsource LLC to provide collection services. Penncro is a diversified outsource provider in the accounts receivable industry, headquartered in Southampton, Pennsylvania. Firstsource is a global provider of collections and outsourcing solutions, headquartered in Mumbai, India, with U.S.-based collection agents trained to handle calls for early and late stage collections.

Upon receipt of the account, the collection agency will attempt to collect the delinquent amount. The collection agency’s fees are a pre-negotiated percentage of any amounts collected by the agency, and the collection agency’s percentage fee is deducted from the Lender’s share of delinquent payments collected by the agency. Collection fees start at 15% of the amount recovered and decrease as the delinquency persists. Additionally, these fees are subject to a 5% increase if the collection agency recovers the entire delinquent amount. The collection agency deposits the net amounts collected into a master servicing account administered by Prosper primarily for the benefit of the Lenders. During any period when a Loan involving group leader compensation based on the Borrower’s payment performance is more than 30 days past due, the group leader’s compensation with respect to the Notes representing that Loan is suspended, and the portion of the payment that would otherwise accrue to the group leader is reallocated to Lenders.

Default Sales. Except in the case of Borrower bankruptcy, delinquent Notes that become more than 120 days past due are offered for sale to an unaffiliated third-party debt purchaser and charged off. Because debt purchasers buy many past-due Notes at once, Notes that are in default might not be sold at the point at which they are exactly 120 days past due, but may remain unsold for some period after they are 120 days past due. Collection efforts will continue until the Note is sold to a debt purchaser.

When a defaulted Loan is sold to a debt purchaser, all proceeds of the sale will be paid to the Lender or Lenders who are the owners of the Loan at the time of sale. No portion of the proceeds of a defaulted Loan sale will be paid to any group leader. Any accrued but unpaid NSF fees on the Loan that would otherwise be retained by Prosper will be waived so that as much of the sale proceeds as possible can be recovered by Lenders. Debt purchasers typically buy past-due Notes at significant discounts, and Lenders should not expect to receive much of their original investment. In some cases, Notes cannot be sold at any price. The Borrower on a Note that is sold and charged off is not permitted to post any further listings on the Platform. Prosper will also report such default to the credit reporting agencies.

Borrower Bankruptcy

If we receive notice that a Borrower has filed for protection under the federal bankruptcy laws, or has become the subject of an involuntary bankruptcy petition, his or her account is placed in bankruptcy status. No further automated debit transfers or bank drafts for payment of monthly Loan payments will be initiated, and any collection activity on the account will cease. If requested by the bankruptcy court, Prosper will file a proof of claim with the bankruptcy court in the amount of the total outstanding balance owed on a Note as of the date the bankruptcy petition is filed.

Whether any payment will be made on a Note after a bankruptcy petition is filed by or against the Borrower depends on the Borrower’s particular financial situation. If the Borrower has excessive debt and insufficient income, the

Borrower’s debts will most likely be discharged and extinguished in the bankruptcy without the Borrower making any further payments on the Note. In most cases involving the bankruptcy of a Borrower, Lenders, as unsecured creditors, will receive only a fraction of any amount outstanding on any Notes, or nothing at all. Prosper will forward any amounts received to the Lenders on a pro rata basis.

Notes of Borrowers that are in bankruptcy will not be sold in a debt sale. Following Prosper’s establishment of the Resale Platform on which Notes may be resold (subject to certain conditions), Notes of Borrowers that are in bankruptcy will not be able to be resold on the Resale Platform.

The Lender Participant Rights

The Securities offered by this prospectus include the Lender Participant Rights, which represent the obligations of Prosper to seek to establish and maintain the Resale Platform, and to provide various administrative, clerical, recordkeeping, identity verification, payment processing, collection and other services, with respect to the Notes.

Servicing. Prosper acts as the servicer of all Loans originated on the Platform and has done so on all Loans originated on the Platform since it became active in February 2006. As of September 30, 2007, Prosper was servicer for approximately $68,172,781 in aggregate outstanding principal balance of the Notes. Pursuant to the Lender Registration Agreement, Prosper may not assign its servicing rights and obligations except under specific limited circumstances. Prosper is permitted to utilize subcontractors or other third parties to perform its servicing duties and functions. If Prosper is unable to service the Loans, Prosper has a contractual obligation to Lenders to assign the servicing rights to an unaffiliated third-party loan servicer with at least three years’ experience servicing receivables similar to the Notes. There can be no assurance that Prosper will be able to assign the servicing rights to a suitable third party loan servicer. Prosper has formed an entity to be managed by employees of Prosper experienced in the Platform’s operations to service the Notes through their term and to maintain the Resale Platform through the term of the then outstanding Notes in the event that Prosper becomes unable to fulfill its servicing obligations and is unable to assign its servicing obligations to a suitable third party loan servicer. There can be no assurance that this company will be able to adequately perform the servicing of outstanding Notes or maintain the operation of the Resale Platform in such event. See “Risk Factors — Risks Related to Our Ability to Service the Notes” beginning on page 20.

Recordkeeping and Reporting. Prosper provides various administrative, clerical, recordkeeping, identity verification, payment processing, collection and other services with respect to the Notes. The Notes are recorded on Prosper’s books and the account and repayment performance are reported by Prosper to the credit reporting agencies without displaying the identity of the individual Lender or Lenders who own the Notes. Prosper maintains electronic records of Loan disbursements and Borrower payments and provides monthly account statements in electronic format to Borrowers and Lenders, itemizing any payments received, and fees or charges incurred. Prosper also sends Lenders who have earned more than $600 in interest income (or such other amount as provided by applicable state law) in any year tax forms setting forth the amount of taxable interest income that the Lenders must report to the IRS. See “U.S. Federal Income Tax Consequences” on page 49 for additional information concerning the tax consequences of acquiring the Notes.

Billing and Payment Procedures. Borrowers’ payments are made by automated transfers directly from the Borrower’s payment account, or by bank drafts drawn on the Borrower’s payment account, into a master servicing account maintained by Prosper primarily for the benefit of individual Lenders at an FDIC-insured depository institution. All immediately available collections of principal, interest and late fees, less NSF fees, group leaders’ compensation (if applicable) and our servicing fee deducted from each Loan payment, will be delivered via automated transfer from the master servicing account into the Lender’s funding account at the end of each business day. Prosper maintains electronic records of Loan disbursements and Borrower payments. Lenders do not presently  accrue interest on amounts in the servicing account or the Lender’s funding account.

Servicing Fees. Prosper currently charges Lenders a servicing fee at an annual rate of 1.0% of the outstanding balance of the Notes, except that no servicing fees are currently charged with respect to Loans made to Borrowers with a credit grade of AA. The servicing fee is payable monthly by deduction from each Lender’s share of a Loan payment. This fee is accrued the same way that regular interest is accrued on a Loan. Prosper also retains any returned check fees, failed payment or NSF fees and similar fees, except for late payment fees (which are passed on to Lenders).

The Resale Platform

Notes Previously Nontransferable. Prior to the date of this prospectus, the Notes have been non-transferable except by assignment to a collection agency upon default.

The Resale Platform. As soon as practicable after the date of this prospectus, Prosper intends to establish a Resale Platform on which the Notes may be resold after a selling Lender has held them for a minimum of three months following the date the selling Lender acquired the Note from Prosper. If a selling Lender desires to resell a Note prior to the end of the Note’s term, the selling Lender may post the Note for resale on the Resale Platform in a similar auction format as a Borrower listing. If a Lender purchases the Note, then the Note will be transferred through the Resale Platform to the purchasing Lender. A Note resold through the Resale Platform must be purchased in its entirety by a single Lender.

When a Note is offered for resale on the Resale Platform, the resale listing will display the Borrower’s credit grade, credit data and other information that appeared in the Borrower’s original listing. The Borrower’s credit grade, credit data and other information will not be updated for listings on the Resale Platform.

Once a Note has been resold through the Resale Platform to a subsequent Lender, the Note may again be resold by the purchasing Lender through the Resale Platform without any required holding period. Except for sales of Notes on the Resale Platform, the Notes will continue to be non-transferable except by assignment to a collection agency upon default. See “Operation of the Platform – Resale of the Notes” beginning on page 31 for more information on resales of the Notes.

Resale Fees. Prosper intends to charge all Lenders a nonrefundable resale listing fee of $0.25 per Note being listed for auction resale, or $0.50 per Note being listed for resale with an automatic sale feature. Prosper also intends to charge the selling Lender a resale transaction fee equal to 1.0% of the sale price, subject to a minimum fee of $0.50, which will be deducted from the sale proceeds.

Amendment of Lender Registration Agreement

Concurrently with the effectiveness of the registration statement of which this prospectus is a part, Prosper will amend the Lender Registration Agreement to allow transferability of previously originated Notes on the Resale Platform to other Lenders registered on the Platform.

Regulatory Matters – Licensing and Consumer Protection Laws

Loan origination activities on the Platform and the servicing of Notes are subject to state and federal regulation. Prosper and the Loans it makes must comply with applicable state usury and lending laws, including interest rate and fee limitations, and licensing and disclosure requirements. In addition, Prosper must comply with the federal Consumer Credit Protection Act, including, without limitation, the Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act and Electronic Fund Transfer Act, as well as the federal Electronic Signatures in Global and National Commerce Act (ESIGN) and other federal and state laws governing privacy and data security and prohibiting unfair or deceptive business practices. Prosper is subject to examination, supervision, and potential regulatory investigations and enforcement actions by state agencies that regulate consumer lenders and other financial institutions, and federal agencies, such as the Federal Reserve Board and the Federal Trade Commission, that administer the federal consumer protection laws.

State Licensing Requirements. Prosper is licensed as a finance lender under the California Finance Lenders Law and holds similar lending licenses or authorizations in 24 other states. Prosper is subject to supervision and examination by the state regulatory authorities that administer the state lending laws. The licensing statutes vary from state to state and variously prescribe or impose recordkeeping requirements; restrictions on loan origination and servicing practices, including limits on finance charges and the type, amount and manner of charging fees; disclosure requirements; requirements that licensees submit to periodic examination; surety bond and minimum specified net worth requirements; periodic financial reporting requirements; notification requirements for changes in principal officers, stock ownership or corporate control; restrictions on advertising; and requirements that loan forms be submitted for review.

State Usury Limitations. Although several states have licensing laws that apply to all types of consumer lending, in a number of states no license is required to make consumer loans as long as the lender charges interest at rates below the state’s usury limit. In some instances, state licensing or usury laws apply only to loans for personal, family or household purposes, but not to business-purpose loans. In such states, Prosper seeks to ensure its compliance with applicable state law by restricting the rates it charges on Loans to Borrowers to the applicable interest rate ceiling, or by limiting the types of Loans offered, based on the individual Borrower’s representation as to the intended use of the Loan proceeds.

State Disclosure Requirements and Other Lending Regulations. In addition to state licensing requirements and usury limits, Prosper is subject to and seeks to comply with state laws and regulations applicable to consumer lending, including requirements relating to loan disclosure, credit discrimination, credit reporting, debt collection and unfair or deceptive business practices.

Truth-in-Lending Act. The Truth-in-Lending Act (TILA), and the regulation issued by the Federal Reserve Board implementing TILA, Regulation Z, require disclosure of, among other things, the annual percentage rate, the finance charge, the amount financed, the number of payments, and the amount of the monthly payment on consumer loans. Prosper provides Borrowers with a TILA disclosure form when Loans are originated and seeks to comply with TILA’s disclosure requirements relating to credit advertising.

Equal Credit Opportunity Act. The federal Equal Credit Opportunity Act (ECOA) and the regulation issued by the Federal Reserve Board implementing ECOA, Regulation B, prohibit discrimination in any aspect of a credit transaction, on the basis of race, color, religion, national origin, sex, marital status, age (with certain limited exceptions); because all or part of the applicant’s income derives from any public assistance program; or because the applicant has in good faith exercised any right under the Consumer Credit Protection Act. Prosper complies with ECOA’s nondiscrimination requirements, and the Lender Registration Agreement requires Lenders to comply with ECOA in their bidding practices. Prosper also requires individual group leaders who form groups on Prosper to comply with ECOA in that they are prohibited from excluding individuals from membership in a group on a prohibited basis.

ECOA also requires creditors to provide consumers with notice of adverse action taken on credit applications, giving the consumer the principal reasons why adverse action was taken. Prosper provides prospective Borrowers who attempt but fail to obtain a Loan through the Platform with an adverse action notice in compliance with the ECOA’s requirements.

Fair Credit Reporting Act. The federal Fair Credit Reporting Act (FCRA), administered by the Federal Trade Commission, promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies. In addition to requirements on credit bureaus, the FCRA requires that users of consumer credit reports have a permissible purpose to obtain a credit report on a consumer and that persons who furnish loan payment information to credit bureaus report such information accurately. The FCRA also has disclosure requirements for creditors who take adverse action on credit applications based on information contained in a credit report. Prosper has a permissible purpose for obtaining credit reports on its customers and reports loan payment and delinquency information to the credit bureaus in compliance with the FCRA. Prosper’s adverse action notices contain the disclosures required by the FCRA.

Fair Debt Collection Practices Act. The federal Fair Debt Collection Practices Act (FDCPA) provides guidelines and limitations on the conduct of third party debt collectors in connection with the collection of consumer debts. The FDCPA limits certain communications with third parties, imposes notice and debt validation requirements, and prohibits threatening, harassing or abusive conduct in the course of debt collection. While the FDCPA applies to third party debt collectors, debt collection laws of certain states, including California, impose similar requirements on creditors who collect their own debts. In order to ensure compliance with the FDCPA, Prosper has contracted with professional third party debt collection agencies from which Lenders may select at the time they register with Prosper. Prosper’s agreements with Lenders and group leaders prohibit registered Lenders and group leaders from attempting to directly collect on the Notes, and Prosper has established procedures to ensure that Lenders and group leaders do not attempt to collect on the Notes themselves.

Servicemembers Civil Relief Act. The federal Servicemembers Civil Relief Act (SCRA) allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties. In accordance with the SCRA, Prosper must adjust the interest rate of Borrowers on active duty and other military personnel who qualify for and request relief. If a Borrower with an outstanding Loan is called to active military duty and can show that such military service has materially affected his or her ability to make payments on the Loan, Prosper will reduce the interest rate on the Loan to 6% for the duration of the Borrower’s active duty. During this period, the Lenders on the Loan will not receive the difference between 6% and the interest rate that was established for the Loan by the auction bidding system on the Platform. If the Borrower is a member of a group that receives group leader rewards, the group leader will not receive any rewards during the period in which the Borrower is on active duty.

Electronic Funds Transfer Act. The federal Electronic Funds Transfer Act (EFTA) and the regulation issued by the Federal Reserve Board implementing the EFTA, Regulation E, place guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts, including preauthorized electronic fund transfers from consumers’ accounts to make loan payments. Most transfers of funds in connection with the origination and repayment of Notes and bidding on the Platform are done by Automated Clearing House (ACH) electronic transfers of funds subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (NACHA). Transfers of funds on the Platform are done in conformity with the EFTA and its regulations, as well as NACHA guidelines.

Electronic Signatures in Global and National Commerce Act. The federal Electronic Signatures in Global and National Commerce Act (ESIGN) and similar state laws authorize the creation of legally binding and enforceable agreements, including electronic loan agreements, utilizing electronic records and electronic signatures. ESIGN imposes special requirements on businesses that want to use electronic records or signatures in consumer transactions and requires businesses to obtain from consumers electronic consent or confirmation to receive information electronically that a law requires to be in writing. When a Platform participant registers on the Platform, Prosper obtains his or her consent to transact business electronically and maintains electronic records in compliance with ESIGN requirements.

Privacy and Data Security Laws. The federal Gramm-Leach-Bliley Act (GLBA) limits the disclosure of nonpublic personal information about a consumer to nonaffiliated third parties and requires financial institutions to disclose certain privacy policies and practices with respect to its information sharing with both affiliates and nonaffiliated third parties. A number of states have enacted privacy and data security laws requiring safeguards on the privacy and security of consumers’ personally identifiable information. Prosper’s privacy policy conforms to GLBA requirements, and Prosper maintains Platform participants’ personal information securely, and does not sell, rent or share such information with third parties for marketing purposes.

Bank Secrecy Act. Prosper checks customer names against the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control (OFAC) pursuant to the USA PATRIOT Act amendments to the Bank Secrecy Act (BSA), and its implementing regulation. Prosper also has instituted procedures to voluntarily comply with the anti-money laundering requirements of the USA PATRIOT Act and the BSA, even though the Financial Crimes Enforcement Network, the office of the Department of Treasury charged with issuing regulations and enforcing these laws, has not yet issued a specific regulation requiring finance companies to establish an anti-money laundering program.

Material Agreements – Platform Participants

Lender Registration Agreement. The Lender Registration Agreement is a loan commitment, sale and servicing agreement entered into between individuals or institutions registering as Lenders and Prosper. Under the terms of the Lender Registration Agreement, in order to post bids on Borrower listings on the Platform, a Lender must agree to comply with the terms and provisions of the Lender Registration Agreement, the Terms of Use of Prosper’s website, and the Prosper Policies posted on Prosper’s website. The Lender Registration Agreement further provides that a bid on a listing is the Lender’s commitment to purchase each and every Note that results from all or a portion of the bid being matched with the listing, and that the Lender may not cancel, withdraw or reduce the amount of a bid that has been matched with a listing. The Lender Registration Agreement limits the total aggregate amount that any Lender can extend through the Platform, which, including a Lender’s aggregate amount of bids, may not currently exceed $5,000,000 for individuals, or $50,000,000 for institutions.

The Lender Registration Agreement provides that Notes representing a Loan made by Prosper to a Borrower are sold to Lenders with a winning bid on the Borrower’s listing, and that Prosper will retain certain servicing rights and obligations. The Lender Registration Agreement sets forth the terms under which Notes are to be serviced by Prosper, including Prosper’s servicing compensation, reporting obligations and indemnification obligations. Prosper provides certain representations and warranties in the Lender Registration Agreement with respect to the Notes, including a warranty that the Notes sold comply in material respects with applicable federal and state law and an agreement by Prosper to repurchase Notes that default as the result of verifiable identity theft. The Lender Registration Agreement provides for alternative remedies of cure, repurchase or indemnification for breach of Prosper’s warranties and representations with respect to Notes sold.

Prosper does not warrant or guarantee that Lenders will receive any rate of return or any minimum amount of principal or interest, and does not guarantee payment on any Note. Prosper has the right to verify the accuracy of all information provided in connection with listings, bids and Loans, and may delay or cancel inaccurate or unverifiable listings or delay funding a Loan. Under the Lender Registration Agreement, Lenders are prohibited from charging or accepting kickbacks or things of value in exchange for bids, taking any action to collect, or attempt to collect, any amount from any Borrower or any friend or endorser of a Borrower on any Note, and from discriminating against Borrowers on any prohibited basis. Lenders are required to indemnify Prosper for violations of the Lender Registration Agreement. Prosper may terminate the registration of any Lender who fails to comply with the terms of the Lender Registration Agreement.

Borrower Registration Agreement. The Borrower Registration Agreement is entered into between individuals registering as Borrowers and Prosper. In order to request Loans on the Platform, a prospective Borrower must agree to comply with the terms and provisions of the Borrower Registration Agreement, the Terms of Use of Prosper’s website, and the Prosper Policies posted on Prosper’s website. Under the Borrower Registration Agreement, a prospective Borrower authorizes Prosper to obtain a credit report and credit score from a credit reporting agency for authentication purposes, and for the display of the prospective Borrower’s credit information in listings posted on the Platform. The Borrower Registration Agreement restricts prospective Borrowers from including any personally identifying information in listings or elsewhere on the Platform and authorizes Prosper to display Borrower listings publicly.

Pursuant to the terms of the Borrower Registration Agreement, a Borrower listing is both (i) a request for a Loan in the amount specified in the listing, at an interest rate equal to the maximum interest rate set forth in the listing, and (ii) a commitment and promise to obtain a Loan from Prosper, for purchase by Lenders whose bids are matched with the listing. Borrowers may post a subsequent listing if a listing is not funded by bids or once the Borrower has paid a Loan in full, but Borrowers may only have one listing outstanding at a time. Borrowers have the right to withdraw a listing at any time prior to expiration of the listing, and Prosper reserves the right to limit the number of listings Borrowers may post on the Platform. Subject to certain eligibility requirements, Borrowers may have up to two Loans outstanding at any one time, provided that the aggregate outstanding principal balance of both Loans does not exceed the maximum Loan amount for the Borrower’s state of residence. Prosper does not warrant or guarantee that listings will be matched with any bids, and does not guarantee payment on any Note.

Borrowers agree that they will refrain from making false statements or omissions of material fact in listings, and from offering kickbacks or things of value in exchange for bids. Prosper has the right to verify the accuracy of all information provided in connection with listings, bids and loans, and may cancel inaccurate or unverifiable listings or delay funding a Loan. The Borrower Registration Agreement also sets forth the finance charges and fees associated with the funding of a Loan. See “Description of the Securities – The Notes – Borrower Finance Charges and Fees” beginning on page 37 for more information. The Borrower Registration Agreement requires that all Borrower communications regarding Loans be made to Prosper, and sets forth the mechanics of payments on the Notes by Borrowers.

Group Leader Registration Agreement. The Group Leader Registration Agreement is entered into between individuals registering as group leaders and Prosper. The Group Leader Registration Agreement provides that, in order to host a group and act as a group leader on the Platform, the group leader must agree to comply with the terms and provisions of the Group Leader Registration Agreement, the Terms of Use of Prosper’s website, and the Prosper Policies posted on Prosper’s website. The Group Leader Registration Agreement describes the various activities to be performed by group leaders, such as setting up a group, inviting and considering requests to join the group from individuals who meet the group’s eligibility criteria, and protecting the integrity and reputation of the group.

The Group Leader Registration Agreement prohibits group leaders from engaging in certain activities, such as charging or accepting kickbacks or things of value from Borrowers or others in connection with serving as a group leader; offering or giving any kickback or thing of value to any Lender in exchange for such Lender’s bid on any listing; acting as a loan broker or counseling Borrowers on credit issues or loan options; underwriting Loans; taking any action to collect, or attempt to collect, any amount from any Borrower or any friend or endorser of a Borrower on any Loan or Note; discriminating against Borrowers on any prohibited basis; or displaying material on group pages that violates trademark rights or other laws. Group leaders also agree not to disclose the identity of any Borrower or group member to any Lender. Group leaders do not guarantee any loan.

Pursuant to the Group Leader Registration Agreement, for Loans originated prior to September 2007, group leaders could receive compensation from Prosper for bringing Borrowers to the Platform, with the amount of their compensation based on the payment performance of Loans obtained on the Platform by the group’s members. Group leaders will continue to receive compensation related to Loans that resulted from their members’ listings posted before September 13, 2007 (the date as of which Prosper discontinued the payment of compensation to group leaders for Loans originated on or after this date). Group leaders do not act as Prosper’s agent. The Group Leader Registration Agreement requires group leaders to indemnify Prosper for violations of the Group Leader Registration Agreement, and authorizes Prosper to terminate the registration of group leaders who fail to comply with the terms of the Group Leader Registration Agreement.

Website Terms of Use. Prosper’s Terms of Use set forth the terms and conditions for the use of the Platform and the Prosper website. All Platform participants and other users of the Prosper website are subject to the Terms of Use. Prosper reserves the right to amend the Terms of Use and to terminate, suspend, change or restrict access to all or any part of the Platform and the Prosper website at any time without notice or liability. The Terms of Use provide that Platform participants must be at least 18 years of age. Users of the Prosper website agree to use the Platform and the Prosper website only for lawful purposes, and that eligibility for particular products or services is subject to determination by Prosper. The Terms of Use prohibit users from posting any private or personally identifiable information of any Prosper member or other third party, or transmitting any unsolicited or unauthorized advertising, promotional materials or “junk mail.”  In the Terms of Use, Prosper reserves the right to restrict the number of emails which a member may send to other members.

The Terms of Use provide that the Platform and the Prosper website are provided on an as-is basis, with no express or implied warranties, and that Prosper is not liable for consequential or incidental damages relating to use of the Platform or the Prosper website. Users agree to indemnify and hold Prosper harmless from liability arising from use of the Platform and the Prosper website in violation of the Terms of Use. Prosper has no responsibility for the accuracy of information on third party sites that are accessible from links on the Platform and the Prosper website. Prosper has the right, but not the obligation, to monitor the Platform and the Prosper website. All discussions, ideas, concepts, or other submissions communicated to Prosper through the Platform and the Prosper website will be deemed and remain the property of Prosper. The Terms of Use are governed by California law.

Material Agreements – The Notes

Promissory Note. The Notes represent three-to-five-year, unsecured, fully-amortizing credit obligations of individual Borrowers. Each individual Note sets forth the principal amount of such Notes and applicable interest thereon. Interest on each Note is calculated as simple interest at a specified annual rate, with interest to accrue daily on the basis of a 365-day year. The Notes provide for equal monthly installment payments of principal and interest throughout the term of the Note. Monthly loan payments are in equal amounts sufficient to fully amortize the loan over the term of the Note, with the final payment consisting of the then remaining principal amount, unpaid accrued interest and other charges due under the Note. Payments are due on the same day of each month. When payments are made they are applied first to any late charges then due, then to any unpaid NSF fees, then to interest then due and then to principal. The Notes allow prepayment by the Borrower at any time without penalty.

Monthly payments on the Notes may be made either by automated withdrawals from the Borrower’s designated payment account using an automated clearinghouse (ACH) transfer, or by bank drafts drawn by Prosper on the Borrower’s behalf on the Borrower’s payment account each month. The Notes provide that the Borrower has the right to stop payment of a preauthorized automatic withdrawal or revoke the Borrower’s prior authorization for automatic withdrawals with regard to further Loan payments, by notifying Prosper and the Borrower’s financial institution. The Notes also give Prosper the right to add 1.0% to the interest rate on the Note, with respect to Borrowers who had received a 1.0% reduction in the interest rate for electing to have payments made by preauthorized automatic withdrawals, but later withdraw that authorization or if payments are otherwise no longer able to be made by automatic withdrawal.

The Notes allow for acceleration of all principal, interest and other charges in the event one or more payments under the Note is at least 120 days past due, or if the Borrower makes a material misrepresentation in connection with a Loan. The Notes require that Borrowers be given 30 days prior notice of acceleration. The Notes provide for late charges and NSF fees in accordance with state limits and contain disclosures required by state lending laws. Notes are governed by the laws of the state of the Borrower’s residence. In the case of Borrowers who are residents of the States of Alaska or Minnesota, Notes representing their obligations are governed by the laws of the State of California.

Collection Agency Agreements. Prosper has entered into Collection Services Agreements with Penncro Associates, Inc. and Firstsource, LLC, governing the manner in which delinquent Notes are collected. At the time individuals register as Lenders, and at each time a Lender posts a bid, the Lender selects one of these collection agencies to handle collection of delinquent amounts in the event the bid results in a Note that becomes delinquent. The Collection Services Agreements contain identical material terms with respect to collection authority and compensation arrangements.

The Collection Services Agreements provide that accounts that become 30 days past-due shall be referred to the agencies for collection of past-due principal, interest, late charges and NSF fees. These agreements require the agencies to use reasonable best efforts and customary and usual third party deficiency collection procedures to recover delinquent amounts and to act in full compliance with all applicable federal, state and local laws. The Collection Services Agreements clarify that when accounts are referred for collection the agencies do not receive any ownership interest in the accounts, and provide that accounts will be recalled by Prosper when the delinquency is cured or at Prosper’s discretion.

The collection agencies are authorized to accept payments from Borrowers in the form of cash, check, wire and consumer-generated ACH and are required to wire transfer payments immediately upon receipt to Prosper’s servicing account, with the agencies bearing the cost of electronic transmission of funds. The collection agencies do not have the right to commence or participate in legal proceedings to collect accounts and are not authorized to offer or accept settlement of an account for less than the full balance then owing without Prosper’s consent. The Collection Services Agreements provide that all communications regarding accounts must be with Prosper and that the agencies may not contact any Lender on a Note that has been referred for collection. The agreements require the collection agencies to notify Prosper of any claims or threats of litigation, bankruptcy notices or indications of identity theft regarding accounts.

Compensation to the collection agencies is derived solely from amounts collected, and is in an amount equal to 15% of amounts collected, decreasing as the delinquency persists. Additionally, the collection agency will receive a 5% increase in its percentage fee if it is able to collect the entire delinquent amount. The Collection Services Agreements have a one-year renewable term and provide that either party may terminate the agreement without cause upon 90 days’ prior written notice, or upon fewer days notice in the event of a party’s default. The Collection Services Agreements set forth the reporting obligations of the collection agencies, and require Prosper to account for payments it receives while accounts are with an agency for collection. The collection agencies are required to maintain errors and omissions coverage and an industry standard blanket crime insurance policy covering their representatives who handle funds and documents relating to the accounts referred for collection. The Collection Services Agreements contain mutual indemnification provisions and confidentiality provisions requiring each party to keep confidential all proprietary information concerning the other party as well as nonpublic personal information, including all personally identifiable financial information, of Borrowers.

Repurchase of the Notes by Prosper

Prosper is not obligated to repurchase any Note except in limited circumstances, such as material default under a Note resulting from verifiable theft of a Borrower’s identity, or in the event a Loan fails to comply at origination in material respects with applicable federal and state law. Additionally, the Lender Registration Agreement provides that, in the event of a material breach of Prosper’s representations and warranties regarding any Note, Prosper must either cure the defect, repurchase the Note, or indemnify and hold the Lender harmless against losses resulting from the defect in the Note.

Prosper is not obligated to repurchase a Note from a Lender if his or her investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a listing or due to false or inaccurate statements or omissions of fact in a Borrower’s listing, whether in credit data, Borrower representations, user endorsements, group affiliations or similar indicia of Borrower intent and ability to repay the Notes. If Prosper repurchases a Note, the outstanding principal balance will be returned to the Lender.

SELECTED HISTORICAL LOAN PERFORMANCE DATA

The performance of Loans originated on the Platform is a function of the credit quality of the Borrowers and the risk and return preferences of the Lenders. Lenders can choose to pursue a variety of bidding strategies including strategies that may or may not maximize the return on their investment. When making bidding decisions, Lenders consider Borrowers’ credit grades, debt-to-income ratios and other credit data and information displayed with listings. The performance of loans to date has been consistent with the credit information presented to Lenders. The following table shows Loans originated and default performance by credit grade for Loans originated between February 6, 2006 and September 30, 2007.

Loans Originated between February 5, 2006 and September 30, 2007 by Credit Grade†

	Total	AA	A	B	C	D	E	HR	NC
Principal Amount of Loans Originated	$89,949,977	$12,337,633	$12,864,129	$16,011,977	$18,324,793	$15,013,761	$8,553,868	$6,521,998	$321,818
Number of Loans Originated	14,759	1,476	1,398	1,828	2,569	2,677	2,191	2,480	140
Principal Amount of Loans Defaulted*	$4,825,334	$133,144	$253,188	$406,996	$781,599	$747,721	$1,097,988	$1,275,874	$128,824
Number of Loans Defaulted*	1,243	12	25	47	108	151	297	547	56
Default Rate Based on Principal Amount of Loans Defaulted	5.36%	1.08%	1.97%	2.54%	4.27%	4.98%	12.84%	19.56%	40.03%
Default Rate Based on Number of Loans Defaulted	8.42%	0.81%	1.79%	2.57%	4.20%	5.64%	13.56%	22.06%	40.00%

†   The “NC” credit grade category was discontinued on February 12, 2007. Prospective Borrowers with an “NC” credit grade were not allowed to post a listing beginning on such date. On February 12, 2007, the Experian Scorex PLUSSM credit scores associated with the “HR” and “E” credit grades were reassigned. Beginning on February 12, 2007, the “HR” credit grade category was associated with Experian Scorex PLUSSM credit scores of 520 through 559 (prior to such date, the “HR” credit grade category was associated with Experian Scorex PLUSSM credit scores of below 540). Beginning on February 12, 2007, the “E” credit grade category was associated with Experian Scorex PLUSSM credit scores of 560 through 599 (prior to such date, the “E” credit grade category was associated with Experian Scorex PLUSSM credit scores of 540 through 599).

*  Represents Loans that have defaulted and been sold by Prosper to a debt buyer, or discharged or otherwise determined to be non-collectible in bankruptcy, plus Loans that are currently four or more months delinquent.

U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following discussion is a general summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the Notes by Lenders. This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service, all as in effect on the date of this prospectus. We cannot assure you that the IRS will agree with the conclusions in this summary, and we have not sought and will not seek a ruling from the IRS as to any of the expected federal tax consequences described herein. Subsequent legislative, judicial or administrative changes which may or may not apply retroactively could result in tax consequences different from those discussed below. This summary only applies to a purchaser of a Note who purchases the Note at its issue price and holds the Note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). Except as specifically set forth below, this summary does not address all U.S. federal income tax consequences that may be relevant to investors in light of their own particular circumstances or to investors subject to special treatment under the federal income tax laws, including: a person that is not a citizen or resident of the U.S. for U.S. federal income tax purposes or otherwise not a U.S. person for such purposes; insurance companies; tax-exempt organizations; financial institutions; broker-dealers; regulated investment companies; real estate investment trusts; traders in securities that have elected the mark-to-market method of accounting for their securities; persons liable for the alternative minimum tax; pass-through entities and persons who are investors in such pass-through entities; “controlled foreign corporations”; “passive foreign investment companies”; U.S. expatriates; U.S. persons that have a functional currency other than the U.S. dollar; or persons that hold Notes as part of a hedge, straddle or conversion transaction or other integrated transaction.

We recommend that you consult your own tax advisors about the U.S. federal, state, local and foreign tax consequences to you of purchasing, owning and disposing of the Notes.

Internal Revenue Service Circular 230 Disclosure

Pursuant to Internal Revenue Service Circular 230, we hereby inform you that the description set forth herein with respect to United States federal tax issues was not intended or written to be used, and such description cannot be used, by any taxpayer for the purpose of avoiding any penalties that may be imposed on the taxpayer under the Internal Revenue Code. Taxpayers should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Tax Characterization of the Notes

The Notes should be treated as debt for U.S. federal, state and local income and franchise tax purposes.

Stated Interest

It is expected that the stated interest on each Note will constitute “qualified stated interest” under applicable Treasury Regulations. If you use the cash method of accounting for U.S. federal income tax purposes, you generally will be taxed on the interest on your Note at the time you receive it. Alternatively, if you use the accrual method of accounting for U.S. federal income tax purposes, you generally will be taxed on the interest on your Note at the time it accrues.

Disposition of the Notes

In general, you will recognize gain or loss upon the sale, exchange, retirement or other taxable disposition of your Note measured by the difference between: (i) the amount of cash and the fair market value of any property received for the Note, other than the amount attributable to, and taxable as, accrued interest; and (ii) your tax basis in the

Note, which generally is your original cost, as increased by any market discount, including de minimis amounts, that you previously included in income, and decreased by any deductions previously allowed to you for amortizable premium and by any payments reflecting principal that you received with respect to the Note.

Subject to the market discount rules discussed below, if you hold your Note for more than one year before its taxable disposition, any gain or loss generally will be long-term capital gain or loss. The deductibility of capital losses is subject to limitations. The excess of net long-term capital gains over net short-term capital losses may be taxed at a lower rate than ordinary income for individuals, estates and trusts.

Market Discount

The resale of a Note purchased on the Resale Platform may be subject to the “market discount” rules of the Internal Revenue Code. For this purpose, the market discount on a Note acquired by a Lender on the Resale Platform generally will equal the amount, if any, by which the outstanding principal amount of the Note exceeds the purchasing Lender’s adjusted tax basis in the Note immediately after its acquisition. Subject to a de minimis exception that generally applies if the market discount is less than 0.25 percent of the Note’s principal amount multiplied by the weighted average remaining life of the Note, generally taking into account the number of full years from the  purchase date to each expected principal payment date, gain on the sale or other taxable disposition of a Note and on partial principal payments on a Note are treated as ordinary income to the extent of accrued market discount. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a Note that has market discount. The purchasing Lender may elect to include market discount in income as the discount accrues, in which case the rules described above will generally not apply. This election to include market discount in income over the life of the Note, once made by a holder, applies to all market discount obligations acquired by such holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Bond Premium

If you buy a Note for more than its outstanding principal amount, you may elect to amortize the premium against interest income over the term of the Note in accordance with the provisions of Section 171 of the Internal Revenue Code. If the election is made, it automatically applies to all debt instruments with bond premium owned during or after the taxable year for which the election is made, unless the IRS permits you to revoke the election.

Information Reporting and Backup Withholding

Information with respect to payments on the Notes and proceeds from the taxable disposition of a Note generally will be required to be furnished to you and the IRS. Backup withholding also may apply to these payments if you are not otherwise exempt and:  (i) you fail to provide your taxpayer identification number;  (ii) you provide an incorrect taxpayer identification number; (iii) Prosper is notified by the IRS that you are subject to backup withholding because you have failed to report properly payments of interest or dividends; or (iv) you fail to certify, under penalties of perjury, that you have provided your correct taxpayer identification number and that the IRS has not notified you that you are subject to backup withholding.

You should consult your tax advisor regarding qualification for an exemption from backup withholding and the procedures for obtaining an exemption, if applicable. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

The U.S. federal income tax discussion set forth above may not be applicable depending upon your particular tax situation, and does not purport to address the issues described with the degree of specificity that may be provided by your own tax advisor. Accordingly, we suggest that you consult your own tax advisors regarding the tax consequences to you of the purchase, ownership and disposition of the Notes.

LEGAL MATTERS

The validity of the Securities offered by this prospectus has been passed upon by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California. Pillsbury Winthrop Shaw Pittman LLP owns a common stock interest in Prosper which represents approximately 0.08% of the outstanding common stock of Prosper on a fully diluted basis.

REPORTS AND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Please refer to the registration statement and exhibits for further information with respect to the Securities offered by this prospectus. Statements contained in this prospectus regarding the contents of any agreement or other document are only summaries. With respect to any agreement or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the agreement or document, and each statement in this prospectus regarding that agreement or document is qualified by reference to the exhibit. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the Securities and Exchange Commission’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room.

The Platform to which this prospectus relates can be found at www.prosper.com. You should refer to the individual Borrower listings contained on the Platform, and carefully consider the individual credit information for each Borrower prior to bidding on any listing.

Upon the effectiveness of this registration statement, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we intend to file reports and other information with the SEC. These reports and other information will be available for inspection and copying at the SEC’s public reference room and from the SEC’s website at www.sec.gov.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a)  Exhibits

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Bylaws of the Registrant, dated March 22, 2005.

4.1	Form of Promissory Note.

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

10.1	Form of Borrower Registration Agreement.

10.2	Form of Lender Registration Agreement.

10.3	Form of Group Leader Registration Agreement.

10.4	Collection Services Agreement dated as of September 13, 2005 between the Registrant and Penncro Associates, Inc., as amended.

10.5	Collection Services Agreement dated as of January 11, 2007 between the Registrant and Account Solutions Group, LLC.

10.6	Website Terms of Use.

23.1*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II- 4 of this registration statement).

*              To be filed by amendment.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.  That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.      Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.    Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

6.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 30th day of October, 2007.

PROSPER MARKETPLACE, INC.

By	/s/ Christian A. Larsen
Christian A. Larsen Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward A. Giedgowd and Christian A. Larsen and each of them, his true and lawful attorneys in fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Christian A. Larsen	Chief Executive Officer (Principal	October 30, 2007
Christian A. Larsen	Executive Officer); Director

/s/ Kirk T. Inglis	Chief Financial Officer (Principal	October 30, 2007
Kirk T. Inglis	Financial and Accounting Officer)

/s/ John B. Witchel
John B. Witchel	Director	October 30, 2007

/s/ James W. Breyer
James W. Breyer	Director	October 30, 2007

/s/ Lawrence W. Cheng
Lawrence W. Cheng	Director	October 30, 2007

/s/ Paul M. Hazen
Paul M. Hazen	Director	October 30, 2007

/s/ Robert C. Kagle
Robert C. Kagle	Director	October 30, 2007

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Bylaws of the Registrant, dated March 22, 2005.

4.1	Form of Promissory Note.

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

10.1	Form of Borrower Registration Agreement.

10.2	Form of Lender Registration Agreement.

10.3	Form of Group Leader Registration Agreement.

10.4	Collection Services Agreement dated as of September 13, 2005 between the Registrant and Penncro Associates, Inc., as amended.

10.5	Collection Services Agreement dated as of January 11, 2007 between the Registrant and Account Solutions Group, LLC.

10.6	Website Terms of Use.

23.1*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II- 4 of this registration statement).

*              To be filed by amendment.